UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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EVOLENT HEALTH, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EVOLENT HEALTH, INC.
800 N. Glebe Road, Suite 500
Arlington, VA 22203

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
to be held on June 13, 2018

Dear Stockholder:

You are invited to attend the 2018 annual meeting of stockholders (the “Annual Meeting”) of Evolent Health, Inc. (the “Company”), a Delaware corporation, which will be held on Wednesday, June 13, 2018, at 10:00 a.m., local time, at 800 N. Glebe Road, Suite 500, Arlington, VA 22203. The Annual Meeting will be held for the following purposes:

1.
To elect the four Class III director nominees named in the proxy statement to serve on our Board of Directors until our 2021 annual meeting of stockholders and until their successors are duly elected and qualified;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018;

3.	To approve an amendment to the Evolent Health, Inc. 2015 Omnibus Incentive Compensation Plan;

4.	To approve the compensation of our named executive officers for 2017 on an advisory basis; and

5.	To select the frequency of future advisory votes on executive compensation on an advisory basis.

In addition, stockholders may be asked to consider and vote upon any other matters that may properly be brought before the Annual Meeting and at any adjournments or postponements thereof.

Any action may be taken on the foregoing matters at the Annual Meeting on the date specified above, or on any date or dates to which the Annual Meeting may be adjourned, or to which the Annual Meeting may be postponed.

Our Board of Directors has fixed the close of business on April 17, 2018, as the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting and at any adjournments or postponements thereof.

We make proxy materials available to our stockholders on the Internet. You can access proxy materials at
http://ir.evolenthealth.com/Annual-Reports-Proxy-Statements. You also may authorize your proxy via the Internet by following the instructions on that website. In order to authorize your proxy via the Internet you must have the stockholder identification number that appears on the enclosed proxy card.

By Order of our Board of Directors,

Jonathan D. Weinberg
General Counsel and Secretary

Important Notice Regarding the Availability of Proxy Materials for
the Stockholder Meeting to be Held on June 13, 2018

This proxy statement and our 2017 Annual Report to Stockholders are available at
http://ir.evolenthealth.com/Annual-Reports-Proxy-Statements

You may request and receive a paper or email copy of our proxy materials relating to the Annual Meeting and any future stockholder meetings free of charge by emailing proxymaterials@evolenthealth.com, calling 1-844-246-2928, or visiting http://ir.evolenthealth.com/Annual-Reports-Proxy-Statements

Arlington, VA
April 27, 2018

EVOLENT HEALTH, INC.
800 N. Glebe Road, Suite 500
Arlington, VA 22203

PROXY STATEMENT

FOR OUR 2018 ANNUAL MEETING OF STOCKHOLDERS
to be held on June 13, 2018

These proxy materials are being made available in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Evolent Health, Inc., a Delaware corporation, for use at our 2018 annual meeting of stockholders (the “Annual Meeting”) to be held on Wednesday, June 13, 2018, at 10:00 a.m., local time, at 800 N. Glebe Road, Suite 500, Arlington, VA 22203, or at any postponement or adjournment of the Annual Meeting. References in this proxy statement to “we,” “us,” “our,” “ours,” and the “Company” refer to Evolent Health, Inc., unless the context otherwise requires. Distribution of this proxy statement and a proxy card to stockholders is scheduled to begin on or about April 27, 2018, which is also the date by which these materials will be posted.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Who is entitled to vote at the Annual Meeting?

Holders of record of our Class A common stock and Class B common stock at the close of business on April 17, 2018, the record date for the Annual Meeting, are entitled to receive notice of the Annual Meeting and to vote at the Annual Meeting. If you are a holder of record of our Class A common stock or our Class B common stock as of the record date, you may vote the shares that you held on the record date even if you sell such shares after the record date. Each outstanding share as of the record date entitles its holder to cast one vote for each matter to be voted upon and, with respect to the election of directors, one vote for each director to be elected. Stockholders do not have the right to cumulate voting for the election of directors.

What is the purpose of the Annual Meeting?

At the Annual Meeting, you will be asked to vote on the following proposals:

•
Proposal 1: the election of the four Class III director nominees named in this proxy statement to serve on our Board until our 2021 annual meeting of stockholders and until their successors are duly elected and qualified;

•	Proposal 2: the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018;

•	Proposal 3: the approval of an amendment to the Evolent Health, Inc. 2015 Omnibus Incentive Compensation Plan;

•	Proposal 4: the approval of the compensation of our named executive officers for 2017 on an advisory basis (also referred to as the “say-on-pay” vote); and

•	Proposal 5: the selection of the frequency of future advisory votes on executive compensation on an advisory basis (also referred to as the “say-on-frequency” vote).

You also may be asked to consider and act upon any other matters that may properly be brought before the Annual Meeting and at any adjournments or postponements thereof.

What constitutes a quorum?

The presence, in person or by proxy, of holders of a majority of the total number of outstanding shares entitled to vote at the Annual Meeting is necessary to constitute a quorum for the transaction of any business at the Annual Meeting. As of April 17, 2018, the record date, there were 77,064,291 shares of our Class A common stock outstanding and entitled to vote and 880,646 shares of our Class B common stock outstanding and entitled to vote.

Each share of Class A common stock and Class B common stock outstanding on the record date is entitled to one vote on each matter properly submitted at the Annual Meeting and, with respect to the election of directors, one vote for each director to be elected. Abstentions and “broker non-votes” (i.e., shares represented at the meeting held by brokers, as to which instructions have not been received from the beneficial owners or persons entitled to vote such shares and with respect to which, on a particular matter, the broker does not have discretionary voting power to vote such shares) will be counted for purposes of determining whether a quorum is present for the transaction of business at the Annual Meeting.

What vote is required to approve each proposal?

Each proposal requires the affirmative vote of a majority of votes cast by the holders of our Class A common stock and Class B common stock, voting together as one class, whether present in person or by proxy at our Annual Meeting and entitled to vote for the proposal to be approved.

What effect do abstentions and “broker non-votes” have on the proposals?

A broker non-vote occurs when shares held by a broker are not voted with respect to a proposal because (1) the broker has not received voting instructions from the stockholder who beneficially owns the shares and (2) the broker lacks the authority to vote the shares at his/her discretion. Under current New York Stock Exchange (“NYSE”) interpretations that govern broker non-votes, Proposals 1, 3, 4 and 5 are considered non-discretionary matters, and a broker will lack the authority to vote uninstructed shares at his/her discretion on these proposals. Proposal 2 is considered a discretionary matter, and a broker will be permitted to exercise his/her discretion to vote uninstructed shares on this proposal.

An “abstention” will occur at the Annual Meeting if your shares of Class A common stock or Class B common stock are deemed to be present at the Annual Meeting, either because you attend the Annual Meeting or because you have properly completed and returned a proxy, but you do not vote on any proposal or other matter which is required to be voted on by our stockholders at the Annual Meeting. Abstentions and broker non-votes are not considered votes cast and will have no effect on the vote for any proposal.

Can I change my vote after I submit my proxy card?

If you cast a vote by proxy, you may revoke it at any time before it is voted by:

•	filing a written notice revoking the proxy with our Secretary at our address;

•	properly submitting to us a proxy with a later date;

•	submitting a vote at a later time online before the closing of this voting facility at 11:59 p.m. EDT, June 12, 2018; or

•	appearing in person and voting by ballot at the Annual Meeting.

If you attend the Annual Meeting, you may vote in person whether or not you previously have given a proxy, but your presence (without further action) at the Annual Meeting will not constitute revocation of a previously given proxy. Unless you have received a legal proxy to vote the shares, if you hold your shares through a bank, broker or other nominee, that is, in “street name,” only that bank, broker or other nominee can revoke your proxy on your behalf.

You may revoke a proxy for shares held by a bank, broker or other nominee by submitting new voting instructions to the bank, broker or other nominee or, if you have obtained a “legal proxy” from the bank, broker or other nominee giving you the right to vote the shares at the Annual Meeting, by attending the Annual Meeting and voting in person.

Who will count the votes?

We have retained American Stock Transfer & Trust Company, LLC to tabulate the votes for the Annual Meeting.

Where can I find the voting results of the Annual Meeting?

We will publish the final results of the voting in a Current Report on Form 8-K within four business days of the Annual Meeting.

How do I vote?

Voting in Person at the Annual Meeting. Only stockholders and persons holding proxies from stockholders may attend our Annual Meeting. All persons attending the Annual Meeting must bring a form of identification. If you hold your shares in your own name as a holder of record with our transfer agent, American Stock Transfer & Trust Company, LLC, and attend the Annual Meeting, you may vote in person at the Annual Meeting. If your shares are held by a bank, broker or other nominee, that is, in “street name,” and you wish to vote in person at the Annual Meeting, you will need to obtain a “legal proxy” from the bank, broker or other nominee that holds your shares of record.

Voting by Proxy. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you have received a copy of proxy materials by mail. In that case, you may instruct the proxy holders named in the proxy card how to vote your shares of common stock in one of the following ways:

•	Vote online. You can vote at www.voteproxy.com. To vote online, you must have the stockholder identification number provided in your proxy card.

•	Vote by regular mail. If you received printed materials and would like to vote by mail, then please mark, sign and date your proxy card and return it promptly in the postage-paid envelope provided.

If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and voting instructions have been forwarded to you by that organization. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. You should instruct your broker or nominee how to vote your shares by following the voting instructions provided by your broker or nominee. If you request printed copies of the proxy materials by mail, you will receive a vote instruction form for this purpose.

If you sign and submit your proxy card without specifying how you would like your shares voted, your shares will be voted in accordance with the Board’s recommendations specified in the next question and in accordance with the discretion of the person named on the proxy card with respect to any other matters that may be voted upon at the Annual Meeting or at any adjournment or postponement of the Annual Meeting.

Even if you plan to attend the Annual Meeting, we recommend that you submit a proxy to vote your shares in advance so that your vote will be counted if you later are unable to attend the Annual Meeting.

How does the Board recommend that I vote on each of the proposals?

The Board recommends that you vote:

•
FOR Proposal 1: the election of Bruce Felt, Kenneth Samet, Cheryl Scott and Frank Williams as directors to serve on our Board until our 2021 annual meeting of stockholders and until their successors are duly elected and qualified;

•	FOR Proposal 2: the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018;

•	FOR Proposal 3: the approval of an amendment to the Evolent Health, Inc. 2015 Omnibus Incentive Compensation Plan;

•	FOR Proposal 4: the approval of the compensation of our named executive officers for 2017 on an advisory basis (also referred to as the “say-on-pay” vote); and

•	1 YEAR Proposal 5: the selection of the frequency of future advisory votes on executive compensation on an advisory basis (also referred to as the “say-on-frequency” vote).

What other information should I review before voting?

Our 2017 Annual Report to stockholders, including our consolidated financial statements for the fiscal year ended December 31, 2017, is being made available to you along with this proxy statement. You may obtain, free of charge, copies of our 2017 Annual Report to stockholders and our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, which contains additional information about the Company, on our website at www.evolenthealth.com or by directing your request in writing to Evolent Health, Inc., 800 N. Glebe Road, Suite 500, Arlington, VA 22203, Attention: Investor Relations. Our 2017 Annual Report to stockholders and our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, however, are not part of the proxy solicitation materials, and the information found on, or accessible through, our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document we file with or furnish to the Securities and Exchange Commission (the “SEC”).

Who will pay for the cost of this proxy solicitation?

We will pay the cost of the solicitation of proxies. In addition to the solicitation of proxies by mail, our directors, officers and employees may solicit proxies personally or by telephone. No arrangements or contracts have been made with any solicitors as of the date of this proxy statement, although we reserve the right to engage solicitors if we deem them necessary. Such solicitations may be made by mail, telephone, facsimile, email or personal interviews.

Why didn’t I automatically receive a paper copy of the proxy statement, proxy card and annual report?

Pursuant to rules adopted by the SEC, we have elected to provide certain beneficial owners of our shares held in “street name” access to our proxy materials via the Internet.

How can I receive electronic access to the proxy materials?

You may access our proxy materials over the Internet at http://ir.evolenthealth.com/Annual-Reports-Proxy-Statements. If you did not receive a paper copy of the proxy materials, the materials sent to you by your broker, nominee or other organization include instructions on how to request a printed set of the proxy materials by mail or an electronic set of materials by email. In addition, stockholders may request to receive future proxy materials in printed form, by mail or electronically by email on an ongoing basis. Choosing to receive future proxy materials by email will save the Company the cost of printing and mailing documents to you and will reduce the environmental impact of the Annual Meeting. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive future proxy materials by email will remain in effect until you terminate it.

No person is authorized on our behalf to give any information or to make any representations with respect to the proposals other than the information and the representations contained in this proxy statement, and, if given or made, such information and/or representations must not be relied upon as having been authorized.

PROPOSAL 1: ELECTION OF DIRECTORS

Our Board currently consists of eleven members and is divided into three staggered classes of directors, as nearly equal in number as possible. The current term of office of our Class III Directors expires at the Annual Meeting, while the term for our Class I Directors expires at the 2019 annual meeting and the term for our Class II Directors expires at the 2020 annual meeting. Upon unanimous recommendation by the Nominating and Governance Committee of the Board, the Board proposes that the following nominees, Bruce Felt, Kenneth Samet, Cheryl Scott and Frank Williams, each a current Class III Director, be elected for new terms of three years and until their successors are duly elected and qualified as Class III Directors. Each of the nominees has consented to serve if elected. All of our director nominees are current members of our Board. If any of them becomes unavailable to serve as a director, the Board may designate a substitute nominee. In that case, the persons named as proxy holders will vote for the substitute nominee designated by the Board. There is no limit on the number of terms a director may serve on our Board.

Pursuant to the stockholders agreement we entered with TPG Global, LLC and certain of its affiliates (“TPG”), University of Pittsburgh Medical Center (“UPMC”) and The Advisory Board Company (“The Advisory Board”) at the time of our initial public offering, for so long as each of TPG, UPMC and The Advisory Board owns or owned at least 40% of the shares of common stock held by it following the completion of our initial public offering, such stockholder will be or was entitled to nominate two directors to serve on our Board. When such stockholder owns less than 40% but at least 5% of the shares of common stock held by it following the completion of our initial public offering, such stockholder will be entitled to nominate one director to serve on our Board. As of April 17, 2018, TPG and The Advisory Board each owned less than 40% but at least 5% of their respective shares of common stock held following the completion of our initial public offering, and UPMC owned more than 40%. Upon ceasing to hold at least 40% of the shares of common stock held by it following the completion of our IPO, in accordance with the terms of the stockholders agreement, one of TPG's designees offered to tender his resignation, but the Board did not accept this offer. Michael Kirshbaum, who had been appointed to the Board by The Advisory Board, resigned from the Board on November 17, 2017. Subsequent to Mr. Kirshbaum's resignation, The Advisory Board held less than 40% of the shares of common stock held by it following the completion of our IPO. Pursuant to these provisions, TPG has designated Matthew Hobart and Norman Payson, MD, UPMC has designated Diane Holder and David Farner, and The Advisory Board has designated Michael D’Amato. TPG, UPMC and The Advisory Board have agreed in the stockholders agreement to vote for each other’s Board nominees, none of whom are up for reelection under this Proposal 1, as well as for Frank Williams, our Chief Executive Officer, who is up for reelection under this Proposal 1.

Information Regarding Director Nominees and Directors

Set forth below is biographical information about each of the directors and director nominees. In addition, we have described the experience, qualifications, attributes and skills of each director the Board considered in determining that such director should serve on our Board.

Directors Standing for Election

Class III Director Nominees to Serve Until the 2021 Annual Meeting

Bruce Felt, 60, Independent Director

Bruce Felt has served on our Board since June 2015. Since August 2014, Mr. Felt has served as Chief Financial Officer of Domo, Inc. From July 2012 to June 2014, Mr. Felt served as Chief Financial Officer of Ten-X (formerly Auction.com). From October 2006 to July 2012, Mr. Felt served as the Chief Financial Officer of SuccessFactors, Inc. From February 2005 through August 2006, Mr. Felt served as chief financial officer of LANDesk Software, Inc. Subsequent to LANDesk’s acquisition by Avocent Corp. in August 2006, Mr. Felt was retained by Avocent through February 2007 on a transitional basis to manage certain matters. From April 1999 to February 2005, Mr. Felt served as Chief Financial Officer of Integral Development Corporation. Mr. Felt currently sits on the board of directors of Hightail Inc., Alfresco Software, Inc. and Personal Capital Corporation and has been a member of various non-profit boards. Mr. Felt was a member of the board of directors of Yodlee, Inc., a public company, from March 2014 until November 2015. Mr. Felt holds a bachelor of science in accounting from the University of South Carolina and a master’s degree in business administration from Stanford University Graduate School of Business. We believe that Mr. Felt is qualified to serve on our Board because of his financial and accounting background, as well as his experience serving as a senior executive for publicly traded technology companies.

Kenneth Samet, 60, Independent Director

Kenneth Samet has served on our Board since September 2015. Since January 2008, Mr. Samet has served as Chief Executive Officer of MedStar Health, Inc. He previously served as that organization’s President from 2003 and as Chief Operating Officer from 1998. From 1990 to 2000, Mr. Samet served as President of MedStar Washington Hospital Center. From the mid-1980s to 1990, he held a variety of leadership positions with the Medlantic Healthcare Group. Mr. Samet served as a director of Catalyst Health Solutions, Inc., a public company, from April 2006 to July 2012, and has served as a Director of Cogentix Medical, Inc., a public company, since July 2016. Mr. Samet received a bachelor’s degree in business administration from the Old Dominion University and a master’s degree in health services administration from the University of Michigan. We believe that Mr. Samet is qualified to serve on our Board because of his extensive career in healthcare, leadership and corporate governance.

Cheryl Scott, 68, Independent Director

Cheryl Scott has served on our Board since November 2015. Since July 2016, Ms. Scott has served as the Main Principal of the McClintock Scott Group. From June 2006 to July 2016, Ms. Scott served as Senior Advisor to the Bill & Melinda Gates Foundation. Before joining the foundation, Ms. Scott served for eight years as President and Chief Executive Officer of Group Health Cooperative. She previously served as that organization’s Executive Vice President and Chief Operating Officer. Ms. Scott currently serves on a variety of private and not-for-profit boards. She was a member of the board of directors of Recreational Equipment Incorporated from 2005 to 2017. Ms. Scott received her bachelor’s degree in communications and master’s degree in health management from the University of Washington. We believe that Ms. Scott is qualified to serve on our Board because of her extensive career in healthcare, leadership and corporate governance, including as the Chief Executive Officer of Group Health Cooperative.

Frank Williams, 51, Director

Frank Williams, our co-founder, has served as our Chief Executive Officer since August 2011 and on our Board since August 2011. He served as the Chief Executive Officer of The Advisory Board from 2001 to 2008. Mr. Williams was a member of the board of directors of The Advisory Board, a public company, from 2001 to 2015. Prior to joining The Advisory Board, Mr. Williams served as President of MedAmerica OnCall from March 1999 to early 2001, President of Vivra Orthopedics from 1995 to 1999, and as a management consultant for Bain & Co. from June 1988 to June 1990. He currently serves on the boards of Business Talent Group and Peer Health Exchange. Mr. Williams holds a bachelor of arts degree in Political Economies of Industrial Societies from the University of California, Berkeley, and a master of business administration from Harvard Business School. We believe that Mr. Williams is qualified to serve on our Board because of his extensive knowledge and experience in all aspects of our business and his extensive experience in the healthcare and consulting services fields, including as Chief Executive Officer of The Advisory Board.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE FOUR DIRECTOR NOMINEES NAMED ABOVE.

Other Directors Not Standing for Election at this Annual Meeting

Directors who will continue to serve after the Annual Meeting are:

Class I Directors with Terms Expiring at the 2019 Annual Meeting

Seth Blackley, 39, Director

Seth Blackley, our co-founder, has served as our President since August 2011 and on our Board since April 2018. Prior to co-founding the Company, Mr. Blackley was the Executive Director of Corporate Development and Strategic Planning at The Advisory Board from May 2004 to August 2011. From 2014 to 2016, Mr. Blackley served on the board of directors of Advanced Practice Strategies. Mr. Blackley is currently a board member of Access Clinical Partners. Mr. Blackley began his career as an analyst in the Washington, D.C. office of McKinsey & Company. Mr. Blackley holds a bachelor of arts degree in business from The University of North Carolina at Chapel Hill, and a master of business administration from Harvard Business School. We believe that Mr. Blackley is qualified to serve on our Board because of his extensive experience in finance, strategy and operations, especially in the field of healthcare, and his extensive knowledge in all aspects of our business.

David Farner, 54, Director

David Farner has served on our Board since September 2014. Mr. Farner has been with UPMC for more than 30 years, holding various senior leadership positions for the last 25 years, including Chief Financial Officer. Since 2010, Mr. Farner has served as Executive Vice President and Chief Strategic and Transformation Officer of UPMC. Prior to UPMC, Mr. Farner worked as an auditor at Arthur Anderson & Company. Mr. Farner holds a bachelor of science in computer information systems from Westminster College. We believe that Mr. Farner is qualified to serve on our Board because of his extensive career in healthcare and finance.

Norman Payson, MD, 70, Director

Norman Payson, MD has served on our Board since December 2013. Dr. Payson was co-founder and Chief Executive Officer of Healthsource from 1985 to 1997, Chief Executive Officer of Oxford Health Plans from 1998 to 2002, Chairman of Concentra from 2005 to 2008 and Chief Executive Officer of Apria Healthcare Group Inc. from 2008 to 2012, where he is currently a member of the board of directors and a consultant. Since 1997, Dr. Payson has served as President of NCP, Inc., his family office, through which he engages in consulting and personal investment activities. Dr. Payson is currently serving on the Board of Directors of various private and not-for-profit companies including Access Clinical Partners, City of Hope, Smile Brands, Progyny, Geisel School of Medicine at Dartmouth, Mailman School of Public Health at Columbia, HPM National Advisory Board, USC Schaeffer Center Advisory Board and the Center of Orthopedic Research and Excellence. Dr. Payson holds a bachelor of science degree in earth and planetary sciences from the Massachusetts Institute of Technology and received his doctorate in medicine from Dartmouth Medical School. We believe that Dr. Payson is qualified to serve on our Board because of his 30-year career as chief executive officer or chairman of multiple healthcare organizations, including publicly-traded companies.

Class II Directors with Terms Expiring at the 2020 Annual Meeting

Bridget Duffy, MD, 58, Independent Director

Bridget Duffy, MD has served on our Board since September 2017. Dr. Duffy has served as the Chief Medical Officer at Vocera Communications, Inc. since January 2013. Prior to her appointment at Vocera, Dr. Duffy co-founded and served as Chief Executive Officer of ExperiaHealth from November 2010 to December 2012. Dr. Duffy also served as the Chief Experience Officer at the Cleveland Clinic. Dr. Duffy holds a bachelor of science degree from the University of Minnesota and received her doctorate in medicine from the University of Minnesota. She completed her residency in internal medicine at Abbott Northwestern Hospital in Minneapolis, Minnesota. We believe Dr. Duffy is qualified to serve on our Board because of her extensive experience in healthcare, including as Chief Medical Officer of Vocera.

Matthew Hobart, 47, Independent Director

Matthew Hobart has served on our Board since September 2013. Mr. Hobart leads the Healthcare and Financial Services investments for TPG Growth, the middle market and growth equity investment fund of TPG. Mr. Hobart is currently a board member of Northstar Anesthesia, Cancer Treatment Services International, GoHealth, Access Clinical Partners and Precision Medicine and his previous board service includes Greencross Limited, The Vincraft Group, Schiff Nutrition International, Inc., a public company, iMDSoft, Wil Research and Agraquest. From 2001 until he joined TPG Growth in 2004, Mr. Hobart was the Vice President of Corporate Development for Critical Path. Previously, Mr. Hobart co-founded and from 1999 to 2001 served as a Managing Director of Vectis Group. From 1993 to 1997, Mr. Hobart made private equity investments in the United States and Europe for Morgan Stanley Capital Partners III L.P. and helped raise and invest funds for the Morgan Stanley Global Emerging Markets Fund. Mr. Hobart holds a bachelor of arts in economics from Miami University and a master in business administration from Stanford University Graduate School of Business. We believe that Mr. Hobart is qualified to serve on our Board because of his extensive experience in leadership, corporate governance and finance.

Diane Holder, 68, Director

Diane Holder has served on our Board since August 2011. Ms. Holder has been an Executive Vice President of UPMC since 2007, President of the UPMC Insurance Services Division and President and CEO of UPMC Health Plan since 2004. Ms. Holder holds a bachelor of arts in psychology from the University of Michigan and a master of science in social work from Columbia University. We believe that Ms. Holder is qualified to serve on our Board because of her extensive career in healthcare.

Michael D’Amato, 64, Independent Director

Michael D’Amato has served on our Board since April 2016. Since October 2016, Mr. D’Amato has served in various executive capacities in the finance and strategy functions of Optoro Inc., and since June 2011, Mr. D’Amato has served as Managing Partner of Sears Road Partners LLC, a private investment company. Prior to joining Sears Road Partners LLC, Mr. D’Amato served as Senior Advisor to Jeff Zients, the Federal Chief Performance Officer and Deputy Director for Management of the Office of Management and Budget from June 2009 to June 2011. From 2004 to 2009, he was a Founding Partner of Portfolio Logic LLC, an investment company focused on small-cap public and private companies, with particular emphasis on healthcare. From 1995 to 2004, he held various executive roles at The Advisory Board, including Chief Financial Officer (1996-1998) and Executive Vice President (1998-2001), and served as a Director from 2001 to 2004. Prior to joining The Advisory Board, Mr. D’Amato held various roles at the management consulting firm Bain & Company, including Senior Partner, where he focused on strategy and organizational development. Mr. D’Amato received a bachelor of science degree from The Massachusetts Institute of Technology and master’s degree in business administration from Harvard Business School. We believe that Mr. D’Amato is qualified to serve on our Board because of his experience in healthcare, finance and consulting, including his roles as Chief Financial Officer and Director of The Advisory Board.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

The Audit Committee of the Board has appointed the accounting firm of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm to audit the Company’s consolidated financial statements as of and for the fiscal year ending December 31, 2018 and its internal control over financial reporting as of December 31, 2018. Stockholder ratification of the appointment of PricewaterhouseCoopers LLP is not required by law, the New York Stock Exchange (the “NYSE”) or the Company’s organizational documents. However, as a matter of good corporate governance, the Board has elected to submit the appointment of PricewaterhouseCoopers LLP to the stockholders for ratification at the Annual Meeting. Even if the appointment is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time if the Audit Committee believes that such a change would be in the best interest of the Company and its stockholders. If stockholders do not ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of an independent registered public accounting firm. PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since 2011 and is considered by our management to be well-qualified. PricewaterhouseCoopers LLP has advised us that neither it nor any member thereof has any financial interest, direct or indirect, in the Company or any of our subsidiaries in any capacity.

A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will be given the opportunity to make a statement at the Annual Meeting if he or she so desires and will be available to respond to appropriate questions.

A majority of all of the votes cast at the Annual Meeting at which a quorum is present in person or represented by proxy is required for the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018. We will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence or absence of a quorum. Abstentions and broker non-votes will have no effect on this proposal.

Fee Disclosure

The following is a summary of the fees billed by PricewaterhouseCoopers LLP for professional services rendered for us for the fiscal years ended December 31, 2017 and 2016:

	2017	2016
Audit Fees	$2,215,000	$1,654,239
Audit-Related Fees	400,000	320,000
Tax Fees	—	—
All Other Fees	2,700	1,800
Total	$2,617,700	$1,976,039

Audit Fees

“Audit Fees” include fees associated with professional services rendered for the audit of the financial statements and services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements. For example, audit fees include fees for professional services rendered in connection with quarterly and annual reports, the issuance of consents by PricewaterhouseCoopers LLP to be named in our registration statements and to the use of their audit report in the registration statements and the issuance of an attestation of management’s report on internal controls over financial reporting, and fees associated with transactions and proposed transactions (including acquisitions and securities offerings).

Audit-Related Fees

“Audit-Related Fees” refers to fees for assurance services in connection with our securities offerings, as well as related services that are reasonably related to the performance of the audit or review of our financial statements.

Tax Fees

“Tax Fees” refers to fees and related expenses for professional services for tax compliance, tax advice and tax planning.

All Other Fees

“All Other Fees” refers to fees and related expenses for products and services other than services described above, including fees to the independent registered public accounting firm or its affiliates for annual subscriptions to online accounting and tax research software applications and data.

Our Audit Committee considers whether the provision by PricewaterhouseCoopers LLP of any services that would be required to be described under “All Other Fees” would be compatible with maintaining PricewaterhouseCoopers LLP’s independence from both management and the Company.

Pre-Approval Policies and Procedures of our Audit Committee

Consistent with SEC policies regarding auditor independence and the Audit Committee’s charter, the Audit Committee is directly responsible for the appointment, compensation, retention, removal and oversight of the independent registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company. Our Audit Committee must pre-approve all audit, non-audit and any other services to be provided by the independent registered public accounting firm. All of the fees billed by PricewaterhouseCoopers LLP for the professional services rendered for us for the fiscal years ended December 31, 2016 and 2017, were pre-approved by our Audit Committee.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

AUDIT COMMITTEE REPORT

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933, as amended, (the “Securities Act”) or the Securities Exchange Act of 1934 (the “Exchange Act”), that might incorporate this proxy statement or future filing with the SEC, in whole or in part, the following report shall not be deemed incorporated by reference into any such filing.

The Audit Committee operates pursuant to a charter which is reviewed annually by the Audit Committee. Our management is responsible for the preparation, presentation and integrity of our financial statements, the application of accounting and financial reporting principles and our internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing our financial statements, expressing an opinion as to their conformity with accounting principles generally accepted in the United States and auditing management’s assessment of the effectiveness of internal control over financial reporting.

The undersigned members of the Audit Committee of the Board of Directors of Evolent Health, Inc. submit this report in connection with the committee’s review of the financial reports for the fiscal year ended December 31, 2017 as follows:

1.
the Audit Committee has reviewed and discussed with management the audited financial statements and internal control over financial reporting of Evolent Health, Inc. for the fiscal year ended December 31, 2017;

2.
the Audit Committee has discussed with representatives of PricewaterhouseCoopers LLP the matters required to be discussed with them pursuant to Auditing Standard No. 1301, “Communications with Audit Committees,” as adopted by the Public Company Accounting Oversight Board; and

3.
the Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements of Evolent Health, Inc. be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, for filing with the SEC.

Submitted by the Audit Committee

Bruce Felt (Chairman)
Kenneth Samet
Cheryl Scott

CORPORATE GOVERNANCE AND BOARD STRUCTURE

Board of Directors Meetings and Committees

The Board met nine times during 2017. Each incumbent member of the Board attended 75% or more of the meetings of the Board and of the committees on which he or she served that were held during the period for which he or she was a director or committee member, respectively. We do not have a policy on director attendance at our Annual Meeting. None of our directors other than Mr. Williams attended our 2017 annual meeting of stockholders.

Standing committees of our Board include the Audit Committee, the Compensation Committee, the Nominating and Governance Committee and the Compliance and Regulatory Affairs Committee. The principal functions of each of these committees are briefly described below. The Company’s Audit Committee, Compensation Committee and Nominating and Governance Committee are fully independent under the applicable NYSE listing standards and rules of the SEC. The current charters for each of the Audit Committee, Compensation Committee, Nominating and Governance Committee and Compliance and Regulatory Affairs Committee are available on our website at www.evolenthealth.com.

Audit Committee

Our Audit Committee currently consists of Bruce Felt (Chair), Cheryl Scott and Kenneth Samet. In 2017, the Audit Committee met five times. The Audit Committee, among other things:

•	Oversees the quality and integrity of our financial statements and accounting practices;

•	Selects and appoints an independent registered public accounting firm, such appointment to be ratified by stockholders at our Annual Meeting;

•	Pre-approves all services to be provided to us by our independent registered public accounting firm;

•	Reviews and evaluates the qualification, performance, fees and independence of our registered public accounting firm;

•
Reviews with our independent registered public accounting firm and our management the plan and scope of the accounting firm’s proposed annual financial audit and quarterly review, including the procedures to be utilized;

•
Reviews with our independent registered public accounting firm and our management the accounting firm’s significant findings and recommendations upon the completion of the annual financial audit and quarterly reviews;

•	Oversees our internal audit function;

•
Reviews our annual and interim financial statements, the report of our independent registered public accounting firm on our annual financial statements, Management’s Report on Internal Control over Financial Reporting and the disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations in our periodic reports and other filings with the SEC;

•	Meets with our independent registered public accounting firm and our management regarding our internal controls, critical accounting policies and practices and other matters;

•	Discusses earnings releases and reports to rating agencies with our management;

•	Assists our board in the oversight of our financial structure, financial condition and capital strategy;

•	Administers our policy governing related party transactions; and

•	Oversees our compliance program, response to regulatory actions involving financial, accounting and internal control matters, internal controls and risk assessment policies.

The Board has determined that Bruce Felt qualifies as an “audit committee financial expert”, as such term is defined in the rules of the SEC, and that Bruce Felt, Cheryl Scott and Kenneth Samet meet the standards of independence required by SEC rules and NYSE listing standards applicable to members of audit committees; the Company’s Audit Committee is fully independent.

Compensation Committee

The Compensation Committee currently consists of Michael D’Amato, Matthew Hobart (Chair) and Cheryl Scott. Bruce Felt served on the Compensation Committee until August 1, 2017. The Compensation Committee met four times in 2017. The Compensation Committee, among other things:

•	Sets and reviews our general policy regarding executive compensation;

•	Determines the compensation (including salary, bonus, equity-based grants and any other long-term cash compensation) of our chief executive officer and our other senior executives;

•	Oversees our disclosure regarding executive compensation;

•	Administers our executive bonus and equity-based incentive plans;

•	Reviews and makes recommendations to our board with respect to non-employee director compensation; and

•
Assesses the independence of compensation consultants, legal counsel and other advisors to the Compensation Committee and hires, approves the fees and oversees the work of, and terminates the services of such advisors.

Except as prohibited by law, applicable regulations of the NYSE, our charter or our second amended and restated by-laws, the compensation committee may delegate its responsibilities to subcommittees or individuals.

The Board has determined that all members of the Compensation Committee meet the standards of independence required by SEC rules and NYSE listing standards applicable to service on compensation committees; the Company’s Compensation Committee is fully independent.

Compensation Consultant

The Compensation Committee has the authority under its charter to retain outside consultants or advisors, as it deems necessary or advisable. In accordance with this authority, the Compensation Committee has directly engaged Exequity LLP (“Exequity”) as its independent compensation consultant to provide it with objective and expert analyses, advice and information with respect to executive compensation. All executive compensation services provided by Exequity were directed or approved by the Compensation Committee, and Exequity reports directly to the Compensation Committee on this assignment. Exequity attended a portion of each of the Compensation Committee meetings during 2017. The Compensation Committee has concluded that no conflict of interest exists with Exequity with respect to the services it provided to the Compensation Committee during 2017. Exequity did not provide any services to the Company or its management other than services to the Compensation Committee, and we do not currently expect Exequity to provide other services to the Company while serving as the Compensation Committee’s consultant.

In addition to Exequity, members of our human resources, legal and finance departments support the Compensation Committee in its work management by providing data, analysis and recommendations regarding the Company’s executive and director compensation practices and policies and individual pay recommendations.

Compensation Committee Interlocks and Insider Participation

Michael D’Amato, Bruce Felt, Matthew Hobart and Cheryl Scott served on our Compensation Committee during 2017. None of the members of our Compensation Committee has at any time been an officer or employee of the Company. As described above, Matthew Hobart is a partner with TPG. Michael D’Amato and Matthew Hobart were appointed to our Board by The Advisory Board and TPG, respectively, pursuant to the provisions of our stockholders agreement as described above. Certain transactions involving these parties are described under the heading “Certain Relationships and Related Party Transactions”. During 2017, none of our executive officers served as a member of the board of directors or a compensation committee of any entity for which a member of our Board or Compensation Committee served as an executive officer.

Nominating and Governance Committee

The Nominating and Governance Committee currently consists of Matthew Hobart, Kenneth Samet and Bridget Duffy, MD. The Board has determined that Matthew Hobart, Kenneth Samet and Bridget Duffy, MD meet the standards of independence required by SEC rules and NYSE listing standards; the Company’s Nominating and Governance Committee is fully independent.

The Nominating and Governance Committee met two times in 2017. The Nominating and Governance Committee, among other things:

•	Oversees our corporate governance practices;

•	Evaluates the composition, size and governance of our Board and its committees and makes recommendations regarding the appointment of directors to our committees;

•	Considers stockholder nominees for election to our Board;

•	Evaluates and recommends candidates for election to our Board;

•	Leads the self-evaluation process of our Board;

•	Reviews our corporate governance guidelines and provides recommendations to the board regarding possible changes; and

•	Oversees and monitors general governance matters, including communications with stockholders and regulatory developments relating to corporate governance.

Compliance and Regulatory Affairs Committee

Our Compliance and Regulatory Affairs Committee currently consists of Diane Holder (Chair), Norman Payson, MD and Bridget Duffy, MD. The Compliance and Regulatory Affairs Committee met four times in 2017. The Compliance and Regulatory Affairs committee, among other things:

•	Assists our Board in carrying out its responsibilities relating to regulatory compliance and ethics;

•	Oversees our compliance program;

•	Reviews and recommends for approval our code of business conduct and ethics;

•	Oversees our response to regulatory actions, and privacy and security issues; and

•	Reviews the processes and procedures for reporting concerns by our partners, our employees and our vendors.

GOVERNANCE OF THE COMPANY

We are committed to operating our business under strong and accountable corporate governance practices. Our committee charters, code of business conduct and ethics and corporate governance guidelines are available on our website at www.evolenthealth.com. Any stockholder also may request them in print, without charge, by contacting our Secretary at Evolent Health, Inc., 800 N. Glebe Road, Suite 500, Arlington, VA 22203.

Code of Business Conduct and Ethics

Our Board has adopted a code of business conduct and ethics that applies to all of our directors, officers and other employees, including our principal executive officer, principal financial officer and principal accounting officer. Any waiver of the code for directors or executive officers and any amendment of the code may be made only by our Board. We intend to make disclosures of such waivers or amendments required by SEC rules and NYSE listing standards, if any, through publication on our website, www.evolenthealth.com.

Corporate Governance Guidelines

Our Board has adopted corporate governance guidelines that serve as a flexible framework within which our Board and its committees operate. These guidelines cover a number of areas, including the size and composition of the Board, Board membership criteria and director qualifications, director responsibilities, Board agenda, roles of the Chairman of the Board, Chief Executive Officer and presiding director, meetings of independent directors, committee composition, Board member access to management and independent advisors, director communications with third parties, director compensation, director orientation and continuing education, evaluation of senior management and management succession planning.

Board Leadership Structure

Our Board leadership structure consists of a Chairman of the Board who is also our Chief Executive Officer (“CEO”).

Periodically, our Nominating and Governance Committee assesses these roles and the Board leadership structure to ensure the interests of the Company and its stockholders are best served.

Both the Chairman and CEO positions are currently held by Mr. Williams. We also have a Presiding Director selected by the Board in the manner it determines to be in the best interests of the Company’s stockholders. Mr. Felt currently serves as the Presiding Director.

The duties of the Presiding Director include:

•	Presiding at meetings of the Board at which the Chairman is not present;

•	Collaborating with the Nominating and Governance Committee and the Compensation Committee to organize and communicate performance evaluations of the Chairman/CEO;

•	Serving as liaison between the chairman and the independent directors;

•	Approving information, meeting agendas and meeting schedules sent to the Board;

•	Calling meetings of the independent directors, as appropriate; and

•	If requested by major stockholders, ensuring that he or she is available for consultation and direct communication, as appropriate.

Our Board has determined that its current structure, with combined Chairman and CEO roles and a Presiding Director is in the best interests of the Company and its stockholders at this time. A number of factors support the leadership structure chosen by the Board, including, among others:

•	Mr. Williams has extensive knowledge of all aspects of the Company and its business and risks, its industry and its customers;

•	Mr. Williams is intimately involved in the day-to-day operations of the Company and is best positioned to elevate the most critical business issues for consideration by the Board;

•	The Board believes having Mr. Williams serve in both capacities allows him to more effectively execute the Company’s strategic initiatives and business plans and confront its challenges;

•	A combined Chairman and CEO structure provides the Company with decisive and effective leadership with clearer accountability to our stockholders and customers;

•	This structure allows one person to speak for and lead the company and the Board;

•	The combined role is both counterbalanced and enhanced by the effective oversight and independence of our Board, and the independent leadership provided by our Presiding Director; and

•
In our view, splitting the roles would potentially make our management and governance processes less effective through undesirable duplication of work and possibly lead to a blurring of clear lines of accountability and responsibility.

Board’s Role in Risk Oversight

Our Board plays an active role in overseeing management of our risks. The committees of our Board assist our full Board in risk oversight by addressing specific matters within the purview of each committee. Our Audit Committee focuses on financial compliance (i.e., accounting and financial reporting), as well as internal controls and any audit steps taken in light of material control deficiencies. Our Audit Committee discusses our major financial and other risk exposures and the steps that management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies. Our Compensation Committee focuses primarily on risks relating to executive compensation plans and policies. Our Nominating and Governance Committee focuses on reputational and corporate governance risks relating to our company including the independence of our Board. Our Compliance and Regulatory Affairs Committee focuses on our regulatory compliance and corporate ethics. While each of these committees is responsible for evaluating certain risks and overseeing the management of such risks, our full Board remains regularly informed regarding such risks through committee reports and otherwise. In addition, our Board and these committees receive regular reports from our Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, General Counsel and other members of senior management regarding areas of significant risk to us, including operational, strategic, legal and regulatory, financial and reputational risks. We believe the leadership structure of our Board supports and promotes effective risk management and oversight.

Director Independence

Our corporate governance guidelines provide that our Board shall consist of such number of directors who are independent as is required and determined in accordance with applicable laws and regulations and requirements of the NYSE and SEC rules. The Board has determined affirmatively, based upon its review of all relevant facts and circumstances and after considering all applicable relationships of which the Board had knowledge, between or among the directors and the Company or our management (some of such relationships are described in the section of this proxy statement entitled “Certain Relationships and Related Party Transactions”), that each of the following directors and director nominees has no direct or indirect material relationship with us and is independent under the listing standards of the NYSE and SEC rules: Michael D’Amato, Bruce Felt, Matthew Hobart, Kenneth Samet, Cheryl Scott and Bridget Duffy, MD. In determining the independence of Mr. Hobart, who is a partner with TPG, our Board considered TPG’s investment in the Company and related agreements, but did not view the relationship as materially impacting its independence determination. In determining the independence of Mr. Samet, who is the Chief Executive Officer of MedStar Health, Inc., one of our partners, our Board considered the relationship arising through the ordinary course of business between us and MedStar Health, Inc., but did not view the relationship as materially impacting its independence determination. Our corporate governance guidelines provide that the independent directors should hold an executive session at least once a year.

Communications with the Board

Stockholders and other interested parties who wish to communicate with our Board, our Presiding Director Bruce Felt, our independent or non-management directors as a group, any of the committees or any of the individual non-employee directors may do so by sending a letter to the intended recipient, in the care of our Secretary, at Evolent Health, Inc., 800 N. Glebe Road, Suite 500, Arlington, VA 22203. Such correspondence will be relayed to the appropriate director or directors as appropriate. Stockholders may communicate with Mr. Williams and Mr. Blackley, the Board’s employee-directors, by sending a letter addressed to the intended recipient at Evolent Health, Inc., 800 N. Glebe Road, Suite 500, Arlington, VA 22203.

Identification of Director Candidates

The Nominating and Governance Committee evaluates director candidates in accordance with the director membership criteria described in our corporate governance guidelines and our policy statement regarding director nominations. In addition to satisfying relevant independence standards and the requirements of Section 8 of the Clayton Act, the following are the minimum qualifications that candidates for the Board must possess:

•	Minimum of 21 years of age at the time they commence their term and will not be eligible for nomination or re-nomination to the Board if they are older than age 75;

•	Demonstrated reputation for integrity, judgment, acumen, and high professional and personal ethics;

•	Financial literacy and significant experience at the policy-making level in business, government or the non-profit sector;

•	Time and ability to make a constructive contribution to the Board, and a clear commitment to fulfilling fiduciary duties and serving the interests of all the Company’s stockholders; and

•
An expectation of regularly attending meetings, staying informed about the Company and its businesses, participating in the discussions of the Board and its committees, complying with applicable Company policies, and taking an interest in the Company’s businesses and providing advice and counsel to the Chairman and Chief Executive Officer.

The Nominating and Governance Committee reviews a candidate’s qualifications to serve as a member of our Board based on the skills and characteristics of the individual as well as the overall composition of our Board in light of the Company’s current and expected structure and business needs, regulatory requirements, the diversity of viewpoints represented on the Board and committee membership requirements. The Nominating and Governance Committee evaluates a candidate’s professional skills and background, experience at the policy-making level in the business, government or non-profit sectors or as a director of a widely-held public corporation, financial literacy, age, independence and past performance (in the case of incumbent candidates), along with qualities expected of all directors, including integrity, judgment, acumen, high professional and personal ethics, familiarity with our business and the time and ability to make a constructive contribution to our Board. The Nominating and Governance Committee believes it would be desirable for new candidates to contribute to the variety of viewpoints on the Board, which may be enhanced by a mix of different professional and personal backgrounds and experiences. The Nominating and Governance Committee will consider director candidates recommended by stockholders. The Nominating and Governance Committee considers and reviews all candidates in the same manner regardless of the source of the recommendation. Our second amended and restated by-laws provide that any stockholder of record entitled to vote for the election of directors at the applicable meeting of stockholders may nominate persons for election to our Board, if such stockholder complies with the applicable notice procedures, which are discussed under the heading “Other matters - Stockholder Proposals” in this proxy statement.

Executive Sessions of Non-Management Directors

Our corporate governance guidelines provide that the independent directors serving on the Board should hold an executive session at least once a year. In accordance with such guideline, the Board regularly schedules executive sessions. The executive sessions are chaired by our Presiding Director and facilitate candid discussion of the independent directors’ viewpoints regarding the performance of management and the Company.

Corporate Governance Policies Related to Compensation and Equity

Please refer to “Compensation Discussion and Analysis-Corporate Governance Policies” beginning on page 30 of this proxy statement for discussion of our policies with respect to prohibiting derivative trading, hedging and pledging and the tax deductibility of compensation.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

Named Executive Officers (“NEOs”)

This Compensation Discussion and Analysis describes the compensation of our NEOs named in the Summary Compensation Table for 2017:

Name	Position
Frank Williams	Chairman of the Board and CEO
Seth Blackley(1)	President
Nicholas McGrane	Chief Financial Officer
Thomas Peterson	Chief Operating Officer
Steve Wigginton(2)	Former CEO, Valence Health

(1) On April 18, 2018, Mr. Blackley was elected as a director of the Company.
(2) As of March 2, 2018, Mr. Wigginton resigned from the Company.

2017 Highlights

Below are highlights of our financial performance in 2017, including revenue and Adjusted EBITDA , which were the performance metrics used for the Company’s 2017 Annual Executive Bonus Plan (the “2017 Bonus Plan”):(1)

•	Revenue of $435.0 million, an increase of 71.1% compared to 2016; Adjusted Revenue of $436.4 million, an increase of 70.3% compared to 2016

•	Net income (loss) attributable to Evolent Health, Inc. of $(60.7) million; Adjusted EBITDA of $(2.2) million

(1) See Appendix A to this proxy statement, entitled “Use of Non-GAAP Financial Metrics”, for the definitions of Adjusted Revenue and Adjusted EBITDA, and reconciliations to revenue and net income (loss) attributable to Evolent Health, Inc.

Year in Review

We achieved a number of important operational and clinical milestones in 2017 and exceeded our financial objectives on both the top and bottom line while advancing our position as a leading partner for providers in their movement to value-based care. The successes of 2017 include:

•	Entering into an agreement to acquire certain assets from New Mexico Health Connections, which closed in January 2018;

•	New partnerships across 2017 including Beacon Health, Carilion Clinic, Community Care Cooperative, Crystal Run Healthcare, Houston Methodist and Orlando Health;

•	Addition of approximately 700,000 lives on platform;

•	Integration of entities acquired towards the end of 2016; and

•	Expansion to new geographies and addition of patient populations in Florida, Maine, Massachusetts, New York and New Mexico.

Corporate Governance “Best Practices”

Below is a summary of best practices that we have implemented with respect to the compensation of our NEOs because we believe they support our compensation philosophy and are in the best interests of our Company and our stockholders.

•	Our compensation is aligned with a pay-for-performance philosophy where a substantial portion of executive officer compensation is at-risk and tied to objective performance objectives.

•	The Compensation Committee engages an independent compensation consultant.

•	We prohibit all executives and directors from hedging and pledging our securities, subject to limited exceptions.

•	We do not typically provide our NEOs with any perquisites not generally available to our other associates.

•	Since our initial public offering, we only grant equity awards with “double-trigger” vesting.

•	Our executive officers do not have employment agreements and are not guaranteed salary increases or bonuses.

Prior to December 31, 2017, we were considered an “emerging growth company” under federal securities laws and, as a result, we did not hold a say-on-pay vote at our 2017 annual meeting of stockholders. This proxy statement marks the first time we are providing a comprehensive Compensation Discussion and Analysis. Because we are no longer an emerging growth company, we are required to conduct advisory say-on-pay and say-on-frequency votes at the Annual Meeting. Our Board and the Compensation Committee greatly value the benefits of maintaining a dialogue with our stockholders to understand their views on our executive compensation program and practices. The Compensation Committee intends to consider the outcome of future say-on-pay votes and is devoted to consistently reviewing and enhancing our compensation programs.

Our Executive Compensation Program and Practices

The Compensation Committee believes that our executive compensation program is appropriately designed to advance stockholder interests through effective performance-based incentives with retention features. The primary components and associated purposes of our compensation program are as follows:

•
Base Salary - Ongoing cash compensation based on the executive officer’s role and responsibilities, individual job performance and experience. We use base salary to provide the security of a competitive fixed cash payment for services rendered.

•
Annual Cash Incentives - Annual incentive with target award amounts for each executive officer. Actual cash payouts are linked to achievement of pre-established annual Company goals and individual performance. We use annual cash incentives to motivate exceptional annual performance and support our objectives by tying any award to performance against corporate and individual objectives.

•
Long-Term Equity Compensation - Restricted stock unit (“RSU”) and stock option awards that generally vest 25% annually over four years. We use RSUs and stock options to retain executives and align their interests with those of our long-term stockholders by motivating them to build stockholder value over the life of the grants and beyond.

•
Other Benefits - Provide other benefits that are competitive and consistent with the market. We offer general health and welfare benefits. We have not entered into any agreements with our executives that provide cash severance in the event of involuntary termination. Retirement benefits are generally limited to participation in a tax-qualified 401(k) plan, which includes a Company match.

Under our executive compensation program, performance-based incentive compensation comprises a substantial portion of target compensation, and our executive officers have a larger percentage of compensation at-risk than is fixed relative to total compensation. The Compensation Committee considers each component of compensation collectively with other components when establishing the various forms, components, and levels of compensation for our executive officers. In determining the appropriate mix of compensation elements for each executive officer, our compensation program seeks to provide a balance between the various components by rewarding performance through annual performance-based cash incentive compensation that encourages achieving and exceeding annual goals designed to advance our long-term growth strategy and also through long-term equity incentive compensation to align our executive officers’ interests with those of our stockholders.

Objectives of our Executive Compensation Program

Our compensation philosophy for executive officers aims to provide incentives to achieve both short- and long-term business objectives, align the interests of our executive officers and stockholders, and ensure that we can hire and retain talented individuals in a competitive marketplace.

Key objectives of our executive compensation program are as follows:

•	Attract and retain highly qualified and productive executives.

•	Motivate executives to enhance our overall performance and profitability through the successful execution of the Company’s short- and long-term business strategies.

•	Align the long-term interests of our executives and stockholders through the ownership of Company stock by executives and by rewarding stockholder value creation.

•	Reflect our pay-for-performance philosophy.

•	Ensure that compensation opportunities are competitive.

Role of the Compensation Committee and the CEO

The Board has delegated to the Compensation Committee the responsibility of overseeing the administration of the Company’s compensation plans and the preparation of all reports and documents required by the rules and regulations of the SEC. The Compensation Committee annually reviews and approves the corporate goals and objectives upon which the executive compensation program is based. The Compensation Committee evaluates the CEO’s performance in light of these goals and objectives. Furthermore, the Compensation Committee reviews and makes recommendations to the Board with respect to any incentive compensation plans, including equity-based plans, to be adopted or submitted to the Company’s stockholders for approval.

The Compensation Committee meets at least quarterly throughout the year and may meet more often, as required to address ongoing events. In 2017, the Compensation Committee met four times. Meeting agendas are determined by the Chair of the Compensation Committee with the assistance of our CEO. Our CEO attended all four Compensation Committee meetings, and representatives from the Compensation Committee’s independent compensation consultant, Exequity, attended all four meetings of the Compensation Committee. At the Compensation Committee meetings, our CEO made recommendations to the Compensation Committee regarding the annual base salary, annual cash incentive compensation, and equity compensation of our NEOs (other than our CEO).

Compensation Setting Process

The Compensation Committee makes compensation determinations for our CEO after deliberation of individual and Company performance for the year, along with an examination of external market data of our industry peer group, based on the surveys described below under “Use of Peer Companies”.

The Compensation Committee makes compensation determinations for our NEOs (other than our CEO) based on recommendations made by our CEO, taking into account each NEO’s individual performance (with an assessment of the individual’s accomplishments provided by our CEO) and Company performance, along with an examination of external market data, based on the surveys described below under “Use of Peer Companies”.

Use of Peer Companies

To begin the compensation review process relating to 2017, the Compensation Committee reviewed the Company’s current peer group to determine if revisions were needed based on changes affecting either the Company or any of the peer group companies. Our process focused on reviewing companies within related industries to develop a peer group that balances industry focus and revenue size, among other considerations. The listing of potential peers included companies identified as our peers by Institutional Shareholder Services and was further defined based on business scope and the competitive market for talent.

Based on key metrics for the current peer group and guidance from Exequity, the Compensation Committee removed Imprivata from the list of peer companies as it was acquired by Thoma Bravo, LLC in July 2016. All peer companies are publicly traded and demonstrate appropriate revenue size and industry focus or a level of complexity and business model similar to that of ours. As revised, the peer group consists of the following companies:

The Advisory Board Company(1)	Inovalon Holdings, Inc.
athenahealth, Inc.	Medidata Solutions, Inc.
Benefitfocus, Inc.	National Research Corporation
Castlight Health, Inc.	Navigant Consulting, Inc.
HealthEquity, Inc.	Premier, Inc.
HealthStream, Inc.	Quality Systems, Inc.
HMS Holdings Corp.	Tivity Health, Inc.
Huron Consulting Group Inc.	Veeva Systems Inc.

(1) The Advisory Board was acquired by OptumInsight, Inc., a division of UnitedHealth Group Incorporated, in November 2017. The Advisory Board filed a proxy on November 9, 2017 and the Compensation Committee agreed that The Advisory Board could remain a viable peer for 2017 review.

Compensation data from public filings of companies in our peer group and from published surveys formed the basis of the competitive benchmarking analysis and pay mix comparison. The data provided a useful reference point in the Compensation Committee’s efforts to align target total executive compensation at the median of our peers, which would afford our NEOs the opportunity to earn above-target level of compensation for exceptional performance that could be expected to increase value for stockholders, while providing that they would earn less than targeted compensation if the Company’s performance failed to meet expectations.

In determining the structure of our executive compensation program, as well as the individual pay levels of our executive officers, the Compensation Committee reviewed competitive market data provided by Exequity, which compared the various elements of compensation provided to our executive officers, relative to compensation paid to individuals holding similar positions at companies in our executive compensation peer group. Exequity worked with management to assess the data and review our compensation practices.

Elements of our Compensation Program

Base Salary

The Compensation Committee reviews executive officer base salaries each year (or otherwise at the time of a new hire or promotion) and makes any adjustments it deems necessary. In setting base salaries, the Compensation Committee considers changes in responsibilities, individual performance, tenure in position, internal pay equity, Company performance, market data for individuals in similar positions and advice from our independent compensation consultant. The Compensation Committee gives no specific weighting to any one factor in setting the level of base salary and the process ultimately relies on the subjective exercise of the Compensation Committee’s judgment. As part of the annual review process, Messrs. Williams, Blackley, McGrane and Peterson each received a base salary increase for 2017 to bring them in line with the market median of the peer group while Mr. Wigginton’s salary remained the same as compared to 2016 because the Compensation Committee determined that market conditions did not warrant any other adjustments as reflected in the table below.

Name	2017 Base Salary	2016 Base Salary
Frank Williams	$600,000	$500,000
Seth Blackley	$400,000	$325,000
Nicholas McGrane	$375,000	$265,000
Thomas Peterson	$375,000	$300,000
Steven Wigginton	$450,000	$450,000	(1)

(1) Effective as of July 1, 2016, Mr. Wigginton’s base salary was increased from $265,000 to $450,000.

Annual Cash Incentive Plan

Bonus Program Targets, Objective, and Calculation. We use our annual bonus program to encourage the achievement of specified strategic and operational objectives. Each of our NEOs was awarded a cash incentive opportunity pursuant to the 2017 Bonus Plan, with the opportunity to earn a cash bonus based on satisfaction of pre-established quantitative and qualitative performance metrics, as well as achievement of individual goals. The 2017 Bonus Plan is funded based on the Company’s achievement of Company performance goals. Payments under the 2017 Bonus Plan to our NEOs are then determined by our Compensation Committee based, in the case of our NEOs other than Mr. Williams, on recommendations made by Mr. Williams, considering the executive’s performance as rated on a five-point scale against predetermined individual performance goals. The Board selected the following individual performance goals for our NEOs and the Company performance goals for the 2017 Bonus Plan: (i) clinical and financial performance of our partners; (ii) financial metrics (revenue of $420 million and Adjusted EBITDA of ($8 million) to $0); (iii) growth through new bookings and expanded partnerships; and (iv) optimal and high-performing organization, measured by engagement, talent depth and retention. Each of our NEOs met or exceeded all the corporate goals under the 2017 Bonus Plan. The Committee retains discretion to adjust any payouts based on an assessment of the NEOs’ cumulative performance against their objectives.

Each of our NEOs’ baseline bonus opportunities, which corresponds to three out of five points, or a rating of “meets expectations,” target bonus opportunities, which corresponds to four out of five points, or a rating of “exceeds expectations” and maximum bonus opportunities, which corresponds to five out of five points, or a rating of “exceptional performance,” under the 2017 Bonus Plan are as follows:

Name	Baseline	Target	Maximum
Frank Williams	$300,000	$600,000	$900,000
Seth Blackley	$200,000	$400,000	$600,000
Nicholas McGrane	$131,250	$215,625	$300,000
Thomas Peterson	$131,250	$215,625	$300,000
Steven Wigginton	$250,000	$550,000	$650,000

2017 Bonus Plan Payout Results.

Our CEO, Mr. Williams, reviewed with the Compensation Committee the performance and impact as compared to the pre-established individual goals for our NEOs (which are described below in “Personal Leadership Assessment”) other than Mr. Williams. The review included a personal leadership assessment, which considered achievement by each officer against pre-determined goals, changes in responsibility levels, and input obtained from other members of the Company’s senior management. With respect to the annual compensation for the Company’s CEO, the Compensation Committee reviewed the quantitative and qualitative goals for the Company and considered information relating to Mr. Williams’ individual performance from other members of the Company’s senior management. Information about the factors considered when determining award payouts is presented below.

Evolent Health, Inc. Financial Performance.

We value the link between performance and payout. In establishing the annual incentive program, the quantitative Company financial metrics against which our executives are measured included revenue and Adjusted EBITDA. The Compensation Committee utilized these quantitative Company performance metrics because it believes that they are key determinants of stockholder value and offer a comprehensive and clear measure of the Company’s performance.

Metric	Target	Actual
Revenue	$420M	$435M
Adjusted EBITDA	($8M) - $0	($2.2M)

Personal Leadership Assessment.

The personal leadership assessment included 360-degree feedback to take into account what was accomplished and how it was accomplished. Each NEO is measured against goals in the areas of Client Value, Sustainability, Growth and Organization. Individual goals relating to the decisions for 2017 compensation for each NEO included the following:

Focus Area	Goals
Client Value	- Deliver clinical and operational excellence to drive performance. - Deliver target financial results to our partners.
Sustainability	- Optimize solutions to ensure partner return on investment and Company profitability.
Growth	- Set up 2018 top line with new partners and expanded relationships with existing partners. - Achieve key solution sales targets.
Organization	- Cultivate an integrated High Performing Organization, with a focus on driving engagement, retention and leadership accountability.

Based on a thorough review of each executive’s overall performance during 2017, along with guidance from the CEO, our Compensation Committee determined, in its discretion, to award annual bonuses to each of Messrs. Williams, Blackley, McGrane and Peterson at “Baseline” and to Mr. Wigginton at “Target” under the 2017 Bonus Plan. Each of these amounts is included in the “Bonus” column of the Summary Compensation Table in this proxy statement. All amounts earned under the 2017 Bonus Plan were paid to participants in February 2018.

Name	Baseline	Target	Bonus Payout
Frank Williams	$300,000	$600,000	$300,000
Seth Blackley	$200,000	$400,000	$200,000
Nicholas McGrane	$131,250	$215,625	$131,250
Thomas Peterson	$131,250	$215,625	$131,250
Steven Wigginton	$250,000	$550,000	$550,000

Long-Term Annual Equity Compensation

As part of our annual equity award grants, in January 2017, our Compensation Committee approved the grant of equity-based awards under the Evolent Health, Inc. 2015 Omnibus Incentive Compensation Plan (the “2015 Plan”) to certain of our employees, including our NEOs, in the form of time-based RSUs and stock options. For our NEOs, 2017 grant amounts were determined and established to deliver the total target compensation opportunity within an acceptable range of the peer group median for each respective position. The Compensation Committee considers its long-term equity compensation program to be a key component of the executive officer compensation program in order to motivate and reward executive officers over the long term and further align the interests of our executives with those of our stockholders.

Restricted Stock Units.

On February 1, 2017, Messrs. Williams, Blackley, McGrane and Peterson each received a grant of time-based RSUs. The amount of RSUs granted was equal to 50% of the targeted grant date value, divided by the closing price of our common stock on the grant date of $18.25. The RSUs vest at a rate of 25% on each of the first four anniversaries of the grant date, subject to the individual’s continued employment through such date. The RSUs are fair value awards that fluctuate with the upward and downward movement of the Company’s stock price. These awards serve to align management’s interest with those of stockholders, while at the same time creating more stability by providing an incentive for holders of RSUs to remain with the Company even if our stock price declines after the grant date.

Stock Options.

On February 1, 2017, Messrs. Williams, Blackley, McGrane and Peterson each received a grant of time-based stock options. The amount of options granted was equal to 50% of the targeted grant date value, divided by the Black-Scholes value of the options on the grant date. The stock options vest at a rate of 25% on each of the first four anniversaries of the grant date, subject to the individual’s continued employment through such date. The stock options provide the holder with a strong performance-based incentive, since the value of the stock option depends on an increase in our stock price from the grant date.

Grants of stock-based awards to our NEOs are generally made as part of the broad grant to other Company employees, which occurs annually, typically in the first quarter of the calendar year. The timing of annual grants generally is dictated by the timing of the completion of performance reviews and the timing of decisions regarding other forms of direct compensation. We do not have any program, plan, or practice to time such awards in coordination with the release of material non-public information. Stock-based awards are made under the terms of the Company’s 2015 Plan and, in the case of stock options, are granted with an exercise price equal to the closing price of our common stock on the grant date, as reported on the NYSE.

The Company calculates the fair value of the stock awards using the Black-Scholes model. The calculations were based on the grant date closing price of the Company’s common stock of $18.25, as reported on the NYSE.

Name	RSUs	Stock Options	Grant Date Value
Frank Williams	61,644	137,868	$2,250,000
Seth Blackley	41,096	91,912	$1,500,000
Nicholas McGrane	17,123	38,297	$625,000
Thomas Peterson	13,699	30,637	$500,000

Mr. Wigginton did not receive grants of equity awards during 2017 because the Compensation Committee determined that his total target compensation, excluding equity awards, was within an acceptable range of the peer median for the position and that market conditions did not warrant any other adjustments. For further information regarding our RSU and stock option awards, see the “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” and “Potential Payments Upon Termination or Change of Control” sections of this proxy statement.

Other Benefits

Our NEOs are entitled to employee benefits generally available to all full-time employees of the Company, including health and welfare benefits. In designing these offerings, the Company seeks to provide an overall level of benefits that is competitive with the level of benefits offered by similar companies in the markets in which it operates.

Severance Benefits.

Consistent with our policy, we have not entered into any employment or severance agreements with any of our NEOs. As such, we do not have any agreements with any of our NEOs that provide cash payments upon a termination of employment or a change in control of the Company.

Our outstanding equity awards contain “single trigger” and “double trigger” provisions. Awards granted pursuant to the Evolent Health Holdings, Inc. 2011 Equity Incentive Plan (the “2011 Plan”) contain “single trigger” provisions and vest upon a change of control of the Company. Awards granted pursuant to the 2015 Plan contain “double trigger” provisions and only vest upon a qualifying termination of employment without cause or for good reason that occurs within 12 months following a change of control of the Company. If these provisions are triggered, they will cause certain of the outstanding stock options to become fully exercisable and RSUs to become fully vested, as described below in the “Potential Payments Upon Termination or Change of Control” section of this proxy statement.

Retirement Plans.

The Company maintains a qualified defined contribution retirement plan (the “Evolent Health 401(k) Plan”) to allow employees to save for retirement in a tax-efficient manner. The plan is broadly available to eligible employees and does not discriminate in favor of the NEOs or other members of senior management. All our NEOs are eligible to participate in the Evolent Health 401(k) Plan in the same manner as all U.S. employees. Participants are eligible for a 100% match on 4% of eligible pay, subject to IRS-qualified plan compensation limits and highly compensated threshold limits, and may not receive 401(k) benefits in excess of these limits. None of the NEOs participate in any defined benefit pension plans, non-qualified deferred compensation plans or supplemental retirement or executive savings plans.

2018 Compensation Actions

Based on recommendations from Exequity and management, the Compensation Committee elected to not make any changes to the NEOs’ base salaries, annual cash incentive or long-term annual equity compensation structures for fiscal 2018.

Corporate Governance Policies

Prohibition on Derivative Trading, Hedging and Pledging

Under our policies, no director, officer or employee may buy or sell puts, calls, other derivative securities of the Company or any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities at any time. We also have an anti-pledging policy whereby no director, officer or employee may pledge Company securities, unless the pledge has been approved by the Audit Committee.

Policy with Respect to Tax Deductibility of Compensation

As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Section 162(m), as in effect for 2017, provided that we may not deduct compensation of more than $1,000,000 paid in any year to the CEO or any of the three other most highly compensated officers (excluding the Chief Financial Officer), unless the compensation qualified as “performance-based compensation” under Section 162(m). In connection with granting incentive compensation to the NEOs, the Compensation Committee’s historical practice has been to consider the implications under Section 162(m) while retaining flexibility to design programs that it believes are in the best interests of the Company and its stockholders and consistent with the objectives of our executive compensation programs, including the flexibility to authorize payments that might not be deductible, including payments under the 2017 Bonus Plan. The Tax Cuts and Jobs Act, which was signed into law on December 22, 2017, eliminated the exception for “performance-based” compensation under Section 162(m) with respect to compensation paid in fiscal year 2018 and in future years. As a result, compensation over $1,000,000 per year paid by the Company to any NEO (and to any person who was a named executive officer for any year beginning with 2017) will be nondeductible under Section 162(m).

Compensation Program Risk Assessment

As part of its oversight role, the Compensation Committee considers the impact of our compensation program, policies and practices (both at the executive and below-executive levels), on the Company’s overall risk profile. Specifically, the Compensation Committee, with assistance from our CEO, reviews the compensation plans, incentive plan design, incentive payouts and factors that may affect the likelihood of excessive risk taking to determine whether they present a significant risk to the Company. We believe that our pay program provides an effective balance in cash and equity mix and short- and longer-term performance periods, and also allows for the Compensation Committee’s discretion. The Company also maintains policies to mitigate compensation-related risk such as vesting periods on equity, insider-trading prohibitions, and independent Compensation Committee oversight. Based on this review, the Compensation Committee determined that the risks arising from the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with management. Based on its review and discussion with management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by our Compensation Committee

Matthew Hobart, Chairman
Cheryl Scott
Michael D’Amato

Summary Compensation Table

The following table sets forth information concerning the compensation earned by our chief executive officer, our chief financial officer and our three other most highly compensated executive officers, who we refer to as our NEOs, during our fiscal years ended December 31, 2017, December 31, 2016 and December 31, 2015, except in the case of Mr. McGrane, who was not a NEO in 2016 or 2015, and Mr. Wigginton, who was not a NEO in 2015.

						Non-Equity	Nonqualified
						Incentive	Deferred
Name and				Stock	Option	Plan	Compensation	All Other	Total
Principal Position	Year	Salary ($)	Bonus ($)	Awards ($)(1)	Awards ($)(2)	Compensation ($)	Earnings ($)	Compensation ($)(3)	Compensation ($)
Frank Williams (Chief	2017	$600,000	$300,000	$1,125,000	$1,125,000	$—	$—	$10,800	$3,160,800
Executive Officer)(4)	2016	500,000	600,000	500,000	1,250,000	—	—	10,600	2,860,600
	2015	435,000	400,000	—	1,913,350	—	—	10,600	2,758,950
Seth Blackley	2017	400,000	200,000	750,000	750,000	—	—	10,800	2,110,800
(President)	2016	325,000	400,000	325,000	812,500	—	—	10,600	1,873,100
	2015	308,250	339,000	—	1,125,500	—	—	10,600	1,783,350
Nicholas McGrane	2017	375,000	131,250	312,500	312,500	—	—	10,800	1,142,050
(Chief Financial
Officer)
Thomas Peterson	2017	375,000	131,250	250,000	250,000	—	—	10,800	1,017,050
(Chief Operating	2016	300,000	135,000	225,000	225,000	—	—	10,600	895,600
Officer)	2015	287,500	150,000	—	562,750	—	—	10,600	1,010,850
Steve Wigginton	2017	450,000	550,000	—	—	—	—	10,800	1,010,800
(Former CEO,	2016	355,000	500,000	65,000	65,000	—	—	10,600	995,600
Valence Health)

(1)
The amounts reported in this column represent the aggregate grant-date fair value of RSUs granted during 2017 and 2016, as computed in accordance with Accounting Standards Codification 718 “Compensation-Stock Compensation” (“ASC 718”). For a further discussion of the assumptions used in the calculation of the grant-date fair values for the RSUs pursuant to ASC 718, please see Note 11 of Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017. For further discussion of RSUs granted in 2017, see the section entitled “Long-Term Annual Equity Compensation - Restricted Stock Units” in the “Compensation Discussion & Analysis” section of this proxy statement and the discussion and the “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” section of this proxy statement.

(2)
The amounts reported in this column represent the aggregate grant-date fair value of the stock options granted during 2017, 2016 and 2015, as computed in accordance with ASC 718. For a further discussion of the assumptions used in the calculation of the grant-date fair values for the stock options pursuant to ASC 718, please see Note 11 of Notes to

Consolidated Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017. For further discussion of stock options granted in 2017, see the section entitled “Long-Term Annual Equity Compensation - Stock Options” in the “Compensation Discussion & Analysis” section of this proxy statement and the discussion and the “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” section of this proxy statement.

(3)
Amounts reported in this column represent a 401(k) matching contribution provided by the Company to each NEO. The 401(k) matching contributions are made to each participant in the 401(k) in an amount up to 4% of the participant’s annual base salary, subject to certain limitations, and are fully vested when made. The amounts shown do not include life insurance premiums for coverage offered through programs available on a nondiscriminatory basis to all employees of the Company.

(4)	Mr. Williams also serves as a director of the Company but did not receive any compensation for his role as a director in 2017, 2016 or 2015.

Grants of Plan-Based Awards

The following table shows information with respect to each equity-based award granted to our NEOs during 2017.

			All other stock	All other option
			awards: Number	awards: Number of	Exercise or base	Grant date fair
			of shares of stock	securities underlying	price of option	value of stock and
Name	Grant Date	Approval Date	or units (#)	options (#)	awards ($/share)	option awards(1)
Frank Williams	2/1/2017	1/30/2017	—	137,868	$18.25	$1,125,000
	2/1/2017	1/30/2017	61,644	—	—	1,125,000

Seth Blackley	2/1/2017	1/30/2017	—	91,912	18.25	750,000
	2/1/2017	1/30/2017	41,096	—	—	750,000

Nicholas McGrane	2/1/2017	1/30/2017	—	38,297	18.25	312,500
	2/1/2017	1/30/2017	17,123	—	—	312,500

Thomas Peterson	2/1/2017	1/30/2017	—	30,637	18.25	250,000
	2/1/2017	1/30/2017	13,699	—	—	250,000

(1) The amounts reported in this column represent the aggregate grant-date fair value of RSUs and stock options granted during 2017, as computed in accordance with ASC 718. For a further discussion of the assumptions used in the calculation of these amounts, please see Note 11 of Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

The following describes material features of the compensation disclosed in the Summary Compensation Table and the Grants of Plan-Based Awards table. Consistent with our policy, we have not entered into employment agreements with any of our NEOs. For further information on the material features of the 2017 Bonus Plan, see the section entitled “Annual Cash Incentive Plan” in the “Compensation Discussion & Analysis” section of this proxy statement.

Restricted Stock Unit Awards and Stock Options under the 2015 Plan and 2011 Plan

In connection with our initial public offering, on June 4, 2015, our Compensation Committee approved the grant of equity-based awards under the 2015 Plan to certain of our employees, including Messrs. McGrane and Wigginton, in the form of RSUs and stock options. These awards generally vest 25% on each of the first four anniversaries of the grant date. None of Messrs. Williams, Blackley or Peterson received equity-based awards at the time of our initial public offering, because each of them had received stock options on February 1, 2015 under the 2011 Plan, which vested or will vest in two equal installments on February 1, 2018 and February 1, 2019, subject to the NEO’s continued employment through the applicable vesting date.

As part of our annual equity award grants, in March 2016 and in February 2017, our Compensation Committee approved the grant of equity-based awards under the 2015 Plan to certain of our employees, including our NEOs (other than, in respect of 2017, Mr. Wigginton), in the form of RSUs, time-based stock options and, only in March 2016, performance-based stock options. Mr. Wigginton received equity awards during the fiscal year 2016 annual award cycle but did not receive any equity awards during the fiscal year 2017 annual award cycle. The RSUs and time-based stock options granted to our NEOs vest 25% on each of the first four anniversaries of the grant date. The performance-based stock options granted to Messrs. Williams and Blackley in March 2016 vest in two equal installments on March 1, 2019 and March 1, 2020. In addition to service-based vesting conditions, the performance-based stock options granted to Messrs. Williams and Blackley in March 2016 were subject to the achievement of performance hurdles, which required that, prior to the expiration date of the stock options, the average closing price of the Company’s Class A common stock reach specified prices for at least 90-consecutive calendar days. One-third of the stock options were earned when the 90-day average was equal to at least $13.35 per share, one-third of the stock options were earned when the 90-day average was equal to at least $16.43 per share and the remaining one-third of the stock options were earned when the 90-day average was equal to at least $19.51 per share. Although the performance-based vesting conditions were satisfied as of December 31, 2016, the stock options remain subject to each NEO’s continued employment through the applicable vesting date. The award agreements under the 2015 Plan contain restrictive covenants, including confidentiality, non-competition and non-solicitation obligations.

Generally, upon a termination of employment, the unvested portion of any RSUs and stock options granted under the 2015 Plan or 2011 Plan is forfeited. If any of our NEOs is terminated without cause or terminates his employment for good reason, in each case, within 12 months following a change of control of the Company, any unvested RSUs and stock options granted under the 2015 Plan will automatically vest at the time of such termination, as described below in the “Potential Payments Upon Termination or Change of Control” section of this proxy statement. In addition, stock options granted under the 2011 Plan will automatically vest in the event of a change of control of the Company, as described below in the “Potential Payments Upon Termination or Change of Control” section of this proxy statement.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the outstanding equity awards held by each of our NEOs as of December 31, 2017:

	Option Awards							Stock Awards
											Equity
											Incentive
										Equity	Plan
										Incentive	Awards:
					Equity					Plan	Market
					Incentive					Awards:	or Payout
					Plan					Number of	Value of
					Awards:				Market	Unearned	Unearned
		Number of	Number of		Number of			Number of	Value of	Shares,	Shares,
		Securities	Securities		Securities			Shares or	Shares of	Units or	Units or
		Underlying	Underlying		Underlying			Units of	Units of	Other	Other
		Unexercised	Unexercised		Unexercised	Option	Option	Stock That	Stock That	Rights	Rights
	Grant	Options (#)	Options (#)		Unearned	Exercise	Expiration	Have Not	Have Not	that have	that have
Officer	Date	Exercisable	Unexercisable		Options (#)	Price ($)	Date	Vested (#) (1)	Vested ($) (2)	Not Vested	Not Vested
Frank Williams	4/1/2014	736,560	—	(3)	—	$3.84	4/1/2024	—	$—	—	$—
	2/1/2015	—	340,000	(4)	—	6.87	2/1/2025	—	—	—	—
	3/1/2016	27,048	81,143	(5)	—	10.27	3/1/2026	—	—	—	—
	3/1/2016	—	162,285	(6)	—	10.27	3/1/2026	—	—	—	—
	3/1/2016	—	—		—	—	—	36,513	449,110	—	—
	2/1/2017	—	137,868	(7)	—	18.25	2/1/2027	—	—	—	—
	2/1/2017	—	—		—	—	—	61,644	758,221	—	—
Seth Blackley	4/1/2014	491,040	—	(3)	—	3.84	4/1/2024	—	—	—	—
	2/1/2015	—	200,000	(4)	—	6.87	2/1/2025	—	—	—	—
	3/1/2016	17,581	52,743	(5)	—	10.27	3/1/2026	—	—	—	—
	3/1/2016	—	105,485	(6)	—	10.27	3/1/2026	—	—	—	—
	3/1/2016	—	—		—	—	—	23,734	291,928	—	—
	2/1/2017	—	91,912	(7)	—	18.25	2/1/2027	—	—	—	—
	2/1/2017	—	—		—	—	—	41,096	505,481	—	—
Nicholas McGrane	10/22/2014	134,618	75,000	(8)	—	3.84	10/22/2024	—	—	—	—
	6/4/2015	8,444	8,444	(9)	—	17.00	6/4/2025	—	—	—	—
	6/4/2015	—	—		—	—	—	2,046	25,166	—	—
	3/1/2016	7,168	21,503	(5)	—	10.27	3/1/2026	—	—	—	—
	3/1/2016	—	—		—	—	—	9,676	119,015	—	—
	2/1/2017	—	38,297	(7)	—	18.25	2/1/2027	—	—	—	—
	2/1/2017	—	—		—	—	—	17,123	210,613	—	—
Thomas Peterson	4/1/2014	178,274	—	(3)	—	3.84	4/1/2024	—	—	—	—
	2/1/2015	—	100,000	(4)	—	6.87	2/1/2025	—	—	—	—
	3/1/2016	12,171	36,514	(5)	—	10.27	3/1/2026	—	—	—	—
	3/1/2016	—	—		—	—	—	16,431	202,101	—	—
	2/1/2017	—	30,637	(7)	—	18.25	2/1/2027	—	—	—	—
	2/1/2017	—	—		—	—	—	13,699	168,498	—	—
Steve Wigginton	4/1/2014	399,680	—	(3)	—	3.84	4/1/2024	—	—	—	—
	6/4/2015	16,569	16,569	(9)	—	17.00	6/4/2025	—	—	—	—
	6/4/2015	—	—		—	—	—	4,014	49,372	—	—
	3/1/2016	3,516	10,549	(5)	—	10.27	3/1/2026	—	—	—	—
	3/1/2016	—	—		—	—	—	4,746	58,376	—	—

(1)
The terms of the RSU awards provide that 25% of each award vests on each of the first four anniversaries of the grant date, subject to the named executive officer’s continued employment through the applicable vesting date.

(2)	The values reported in this column are based on the closing price of the Company’s Class A common stock on the NYSE on December 29, 2017 ($12.30).

(3)
Stock options granted under the 2011 Plan on April 1, 2014 to (a) Messrs. Williams, Blackley and Peterson vested 25% on each of December 1, 2014, 2015, 2016 and 2017 and (b) Mr. Wigginton vested 25% on each of October 1, 2014, 2015, 2016 and 2017, in each case, subject to the named executive officer’s continued employment through the applicable vesting date.

(4)
Stock options granted under the 2011 Plan on February 1, 2015 to Messrs. Williams, Blackley and Peterson vest in two equal installments on February 1, 2018, and February 1, 2019, subject to the named executive officer’s continued employment through the applicable vesting date.

(5)
Stock options granted under the 2015 Plan on March 1, 2016 to each of our NEOs vest 25% on each of March 1, 2017, 2018, 2019 and 2020, subject to the named executive officer’s continued employment through the applicable vesting date.

(6)
Performance-based stock options granted under the 2015 Plan on March 1, 2016 to Messrs. Williams and Blackley vest in two equal installments on March 1, 2019, and March 1, 2020, subject to achievement of the performance hurdles described in the narrative below, all of which were satisfied as of December 31, 2017, and each named executive officer’s continued employment through the applicable vesting date.

(7)
Stock options granted under the 2015 Plan on February 1, 2017 to Messrs. Williams, Blackley, McGrane and Peterson vest 25% on each of February 1, 2018, 2019, 2020 and 2021, subject to the named executive officer’s continued employment through the applicable vesting date.

(8)
Stock options granted under the 2011 Plan on October 22, 2014 to Mr. McGrane vest according to the following schedule, subject to Mr. McGrane’s continued employment through the applicable vesting date: 25% vested on November 1, 2015 and 6.25% vest every three months thereafter until November 1, 2018.

(9)
Stock options granted under the 2015 Plan on June 4, 2015 to Messrs. McGrane and Wigginton vest 25% on each of June 4, 2016, 2017, 2018 and 2019, subject to the named executive officer’s continued employment through the applicable vesting date.

2017 Option Exercises and Stock Vested

The following table shows a summary of any stock option exercises and the vesting of RSUs with respect to our NEOs in 2017.

	Number of Shares	Value Realized	Number of Shares	Value Realized
Name	Acquired on Exercise	on Exercise(1)	Acquired on Vesting	on Vesting(2)
Frank Williams	—	—	7,597	$160,677
Seth Blackley	—	—	5,293	111,947
Nicholas McGrane	69,177	$1,432,758	2,528	55,818
Thomas Peterson	29,626	640,941	3,665	77,515
Steve Wigginton	48,000	898,384	1,947	45,734

(1) Calculated using the closing price of a share of our common stock on the exercise date, less the strike price of the option.
(2) Calculated using the closing price of a share of our common stock on the vesting date.

Potential Payments upon Termination or Change of Control

We do not have any agreements with any of our NEOs that provide payments upon termination or in conjunction with a change in control (except as described below). The following description and table showing the estimated dollar value of potential accelerated vesting that would be provided to our NEOs (or, in the case of death, to their respective estates or beneficiaries) under the RSU and stock option award agreements following a termination of their employment, assumes, in accordance with the SEC regulations, all relevant events occurred on December 31, 2017.

Stock Options under the 2011 Plan

Upon a termination of employment, the unvested portion of a stock option award granted under the 2011 Plan is forfeited. Following a termination of employment, the unexercised vested portion of the option award must be exercised within six months (or one year in the case of death or disability) of the date of termination, provided that if the holder is terminated for Cause (as defined below), all outstanding options will immediately terminate. In addition to potential acceleration in the event of a Change in Control (as defined below under the 2011 Plan), any unvested options will automatically vest upon a Sale of the Company (as defined below), except that, in the event UPMC, The Advisory Board or TPG, each of which we refer to as a significant securityholder, acquires a majority of our stock or voting power in such sale, only those options that would have vested on the first vesting date following the sale will automatically accelerate vesting.

Under the stock option award agreements, “Cause” generally means: (1) the failure to perform material duties to the Company; (2) the misappropriation of a material business opportunity or of any Company funds or property; (3) the conviction of, indictment for, or entering a guilty plea or a plea no contest to a felony or any other crime involving dishonesty or theft of property; (4) the commission of one or more acts of sexual harassment in violation of applicable federal, state or local laws, as determined by the board; (5) use of illegal drugs or abuse of controlled substances or alcohol, which in the case of alcohol use, interferes with job responsibilities or which reflects negatively upon the integrity or reputation of the Company; and/or (6) a breach of the terms of any employment agreement, restrictive covenant agreement or other material agreement with the Company.

Under the 2011 Plan, “Change in Control” means the occurrence of any of the following events: (i) the acquisition, other than from the Company, by any individual, entity or group (other than the Company or any subsidiary or affiliate) of more than 50% of the combined voting power of then outstanding voting securities of the Company; (ii) reorganization, merger, consolidation or recapitalization of the Company, following which the Company’s stockholders hold 50% or less of the combined voting power of the surviving entity; (iii) a complete liquidation of the Company or all of substantially all of its assets; or (iv) during any consecutive 24-month period, a change in the composition of a majority of the board of directors, as constituted on the first day of such period, that was not supported by a majority of the incumbent board of directors. “Sale of the Company” means (a) a transaction in which a person other than the Company or one of our affiliates acquires from two or more significant securityholders all of our shares of Class A common stock or all the equity interests in Evolent Health LLC or otherwise acquires a majority of our shares of Class A common stock or a majority of the voting power of Evolent Health LLC; or (b) a sale of all or substantially all of the assets of our Company and our subsidiaries.

Restricted Stock Unit Awards and Stock Options under the 2015 Plan

Upon a termination of employment prior to a Change of Control (as defined below under the 2015 Plan) or more than 12 months following a Change of Control, the unvested portion of any RSU or stock option award granted under the 2015 Plan is forfeited. Following a termination of employment, the unexercised vested portion of a stock option must be exercised within three months (or one year in the case of death or disability) of the date of termination, provided that if the holder is terminated for Cause (as defined below), all outstanding options will immediately terminate. In the event of a Change of Control, outstanding RSUs and stock options will remain outstanding and continue to vest in accordance with their terms. If any of our NEOs is terminated without Cause or terminates his employment for Good Reason (as defined below), in each case, within 12 months following a Change of Control, the unvested portion of any stock option award and any unvested RSUs granted under the 2015 Plan will automatically vest at the time of such termination.

Under the 2015 Plan, “Change of Control” means any of the following events, generally: (i) during any period of 24 consecutive months, a change in the composition of a majority of the Board, as constituted on the first day of such period, that was not supported by a majority of the incumbent Board or made pursuant to the stockholders agreement with TPG, UPMC and The Advisory Board; (ii) consummation of certain mergers or consolidations of the Company or a sale or other disposition of all or substantially all of the Company’s assets to an unaffiliated entity, following which the Company’s stockholders hold 50% or less of the combined voting power of the surviving entity; (iii) stockholder approval of a complete liquidation or dissolution of the Company; and (iv) acquisition by any individual, entity or group of beneficial ownership of more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors.

Under the 2015 Plan, “Cause” has the same meaning set forth in the 2011 Plan and, under the stock option and RSU award agreements of our NEOs, “Good Reason” generally means the occurrence of any of the following events: (a) a material reduction in annual base salary or target bonus opportunity; (b) assignment to duties inconsistent in any material respect with the executive’s position, authority or responsibilities with the Company, or any other action or omission by the Company which results in a material diminution of such position, authority or responsibilities; (c) a relocation of principal work location by more than 50 miles from such location as of immediately prior to the Change of Control; or (d) any material breach of the award agreement by the Company. Good Reason will not exist unless the executive provides the Company notice of the event giving rise to Good Reason within 60 days of the date the executive has knowledge of such event and informs the Company that it is required to cure such breach (if curable) within 90 days. If the Company does not cure the breach within such 90 days, the executive must terminate for Good Reason within three months following the end of such 90-day cure period.

The following table shows the potential payments that would be made by us to each of the NEOs, assuming all relevant events occurred on December 31, 2017 and based on the closing price of the Company’s Class A common stock on the NYSE on December 29, 2017 ($12.30).

		Termination Without
		Cause or for Good
		Reason on or within
		12 Months Following	Change of Control
Name	Benefit	a Change of Control(1)	(no Termination)(2)
Frank Williams	Accelerated Equity Vesting	$2,727,374	$1,846,200
Seth Blackley	Accelerated Equity Vesting	1,657,735	1,086,000
Nicholas McGrane	Accelerated Equity Vesting	765,392	634,500
Thomas Peterson	Accelerated Equity Vesting	805,432	543,000
Steve Wigginton	Accelerated Equity Vesting	51,290	—

(1) The amounts in this column represent the value of all outstanding unvested RSUs and stock options for each NEO, which would accelerate vesting and become exercisable, if applicable, upon a qualifying termination on or within 12 months following a Change of Control.
(2) The amounts in this column represent the value of all outstanding unvested stock options granted under the 2011 Plan for Messrs. Williams, Blackley, McGrane and Peterson, which would accelerate vesting and become exercisable upon a Sale of the Company.

PAY RATIO

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees (other than our CEO) and the annual total compensation of Frank Williams, our CEO.

As of December 31, 2017, which is the date we used to determine our employee population for purposes of identifying our median employee, we had 2,623 full-time and part-time employees, all of whom are located in the United States. We did not include independent contractors we retained during 2017.

In order to identify our median employee from our employee population, we compared the amount of salary and wages of our employees as reflected in our payroll records as reported to the Internal Revenue Service on Form W-2 for 2017. Since all our employees are located in the United States, as is our CEO, we did not make any cost-of-living adjustments in identifying the median employee. We annualized salary and wages for permanent employees in our employee population that did not work the full year in 2017. Once we identified our median employee, we combined all of the elements of such employee’s compensation for 2017 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K for determining total compensation in the Summary Compensation Table, except that the estimated value of health and welfare benefits under non-discriminatory benefit plans (estimated for the employee and such employee’s eligible dependents at $11,115) was also included in the calculation of the median employee’s total annual compensation for 2017 for purposes of this pay ratio disclosure, resulting in annual total compensation of $84,615.

The 2017 annual total compensation for our CEO, as reported in the Summary Compensation Table in this proxy statement, was $3,160,800. To maintain consistency between the annual total compensation of our CEO and the median employee, we added the estimated value of our CEO’s health and welfare benefits under non-discriminatory benefit plans (estimated for our CEO and our CEO’s eligible dependents at $14,320) to the amount reported in the Summary Compensation Table. This resulted in 2017 annual total compensation for our CEO for purposes of determining the pay ratio in the amount of $3,175,120. The 2017 median annual total compensation for all employees of our Company (other than our CEO), determined in accordance with the requirements for determining total compensation in the Summary Compensation Table (including the estimated value of health and welfare benefits), was $84,615. The ratio of our CEO’s annual total compensation to the median annual total compensation of all our employees (other than our CEO) for 2017 is 37.5 to 1. We believe this ratio represents a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

PROPOSAL 3: AMENDMENT TO THE EVOLENT HEALTH, INC. 2015 OMNIBUS INCENTIVE COMPENSATION PLAN

General

On April 18, 2018, our Board approved an amendment to the Evolent Health, Inc. 2015 Omnibus Incentive Compensation Plan (as amended, the “Amended 2015 Plan”), subject to approval by our stockholders, to (i) authorize an additional 4,525,000 shares of Class A common stock for issuance under the Amended 2015 Plan, (ii) authorize an additional 4,525,000 shares of Class A common stock that may be delivered pursuant to incentive stock options granted under the Amended 2015 Plan, (iii) provide that the minimum vesting period of 12 months is applicable to all awards granted under the Amended 2015 Plan, except for awards relating to an unrestricted pool of five percent (5%) of the authorized shares of our Class A common stock under the Amended 2015 Plan, subject to any accelerated vesting otherwise permitted by the terms of the Amended 2015 Plan and (iv) provide that dividends and dividend equivalents in respect of any award (including any performance-based award) under the Amended 2015 Plan will only be paid or vested to the extent that the applicable vesting criteria have been satisfied. Other than the share increase, the increase in the number of shares that may be delivered pursuant to incentive stock options and the treatment of dividends and dividend equivalents, we are not seeking to make any other changes to the Evolent Health, Inc. 2015 Omnibus Incentive Compensation Plan (the “2015 Plan”) at this time. As a result, certain limitations and provisions included in the 2015 Plan, which was previously approved by our Board on May 1, 2015, related to “performance-based compensation” under Section 162(m) of the Code would remain in effect under the Amended Plan even though the exception for “performance-based compensation” under Section 162(m) of the Close was eliminated by The Tax Cuts and Jobs Act with respect to compensation paid in fiscal year 2018 and in future years. Notwithstanding that the Amended 2015 Plan would continue to include provisions related to the “performance-based compensation” exception, based on current law and guidance, no awards granted under the Amended 2015 Plan would comply with these provisions. Accordingly, compensation (including in respect of awards granted under the Amended 2015 Plan) exceeding $1,000,000 per year paid by the Company to any NEO (and to any person who was a named executive officer for any year beginning with fiscal year 2017) will generally be nondeductible under Section 162(m) of the Code.

If the Amended 2015 Plan is approved by the stockholders at the Annual Meeting, it will become immediately effective as of the date of the Annual Meeting. The Board has determined that upon the approval by our stockholders of the Amended 2015 Plan, the 2011 Plan will automatically terminate at which time no further awards will be granted under the 2011 Plan. The 2011 Plan will continue to govern awards previously granted under the 2011 Plan. If the stockholders do not approve the Amended 2015 Plan, the 2011 Plan and the 2015 Plan will continue in effect until all shares have been issued under such plans, or their expirations in 2021 and 2025, respectively, whichever comes first.

Our Board believes the increase in the number of shares of our Class A common stock reserved and available for awards under the Amended 2015 Plan, as well as the other proposed changes to the 2015 Plan, are in the best interest of the Company and our stockholders. The Company believes that equity-based awards are an important part of its overall compensation program and wants to ensure that there is a sufficient number of shares available to adequately incentivize its employees, directors and consultants.

As of April 17, 2018, there were (a) 4,470,376 shares of our Class A common stock issued or subject to outstanding awards under the 2015 Plan and 3,438,870 shares of our Class A common stock subject to outstanding awards under the 2011 Plan, (b) 889,925 shares of our Class A common stock remaining available for future grants under the 2015 Plan and 566,167 shares of our Class A common stock remaining available for future grants under the 2011 Plan and (c) 77,064,291 shares of our Class A common stock and 880,646 shares of our Class B common stock outstanding. As of April 17, 2018, there were 7,909,246 shares of our Class A common stock subject to outstanding awards under the 2015 Plan and 2011 Plan, of which 1,309,158 shares of our Class A common stock were subject to outstanding RSUs under the 2015 Plan, 3,161,218 shares of our Class A common stock were subject to outstanding stock options under the 2015 Plan, with a weighted average exercise price of $14.43 and a weighted average remaining contractual term of 8.63 years, and 3,438,870 shares of our Class A common stock were subject to outstanding stock options under the 2011 Plan, with a weighted average exercise price of $4.78 and a weighted average remaining contractual term of 6.25 years. The 2015 Plan authorized issuance of 6,000,000 shares of Class A common stock. If stockholders approve the

Amended 2015 Plan, the total number of shares of Class A common stock authorized for issuance under the Amended 2015 Plan would be increased by 4,525,000 shares to 10,525,000 shares. Based on the number of shares of our Class A common stock issued or subject to outstanding awards under the 2015 Plan as of April 17, 2018, if the Amended 2015 Plan is approved by our stockholders, there would be 5,414,925 shares of our Class A common stock available for future grants under the Amended 2015 Plan and the 2011 Plan would automatically terminate, at which time no further awards would be granted under the 2011 Plan.

Presented below is a table summarizing our common stock outstanding, shares of common stock available for future grants and outstanding equity awards under the 2015 Plan and 2011 Plan, as of April 17, 2018.

Company Common Stock Outstanding
Class A	77,064,291
Class B	880,646

Shares of Class A Common Stock Available for Grant
2015 Plan	889,925
2011 Plan(1)	566,167

(1) If the Amended 2015 Plan is approved, the 2011 Plan would automatically terminate, at which time no further awards would be granted under the 2011 Plan.

		Weighted
	Weighted	Average
	Average	Remaining
	Exercise Price	Term	#
Outstanding Stock Options
2015 Plan	$14.43	8.63 years	3,161,218
2011 Plan	$4.78	6.25 years	3,438,870
Total	$9.40	7.39 years	6,600,088

Outstanding Restricted Stock Units
2015 Plan			1,309,158
2011 Plan			—
Total			1,309,158

To ensure an adequate supply of shares available for future awards, our Board has approved, and recommends stockholders approve, the Amended 2015 Plan.

Description of the Amended 2015 Plan

A summary of the material terms of the Amended 2015 Plan is set forth below and the full text of the Amended 2015 Plan is attached hereto as Appendix B. The following summary of the material terms of the Amended 2015 Plan is qualified in its entirety by reference to Appendix B and to the complete text of the 2015 Plan, which is filed as Exhibit 10.9 to our Registration Statement on Form S-1/A filed on May 18, 2015.

Purpose. The purpose of the Amended 2015 Plan would be to promote the interests of the Company and our stockholders by attracting and retaining exceptional directors, officers, employees and consultants and to enable such individuals to participate in the long-term growth and financial success of the Company.

Administration. The Amended 2015 Plan would be administered by the compensation committee of our Board (the “Committee”). Subject to the terms of the Amended 2015 Plan and applicable law, the Committee would have the sole authority to administer the Amended 2015 Plan, including but not limited to: (i) taking actions and making determinations that it deems necessary or desirable for the administration of the plan, (ii) designating award recipients, (iii) determining the type of awards, (iv) determining the number of shares or dollar value to be covered by awards, (v) determining the terms and conditions of awards, (vi) determining the vesting schedules of awards, subject to a minimum vesting period of 12 months (except for awards relating to an unrestricted pool of five percent (5%) of the authorized shares of our Class A common stock under the Amended 2015 Plan), and establishing performance criteria for awards and determining whether, and to what extent, the performance criteria have been attained, (vii) determining the methods by which and to what extent awards may be settled, exercised, canceled, forfeited or suspended and determining whether awards may be exercised or settled in cash, shares, other securities or other awards, (viii) determining whether, to what extent, and under what circumstances cash, shares, other securities, other awards or other property would be deferred, (ix) interpreting or reconciling any inconsistency in and correct any default in the Amended 2015 Plan, (x) establishing, amending, suspending or waiving rules and regulations and appointing agents as it deems appropriate for proper administration of the Amended 2015 Plan, (xi) accelerating the vesting or exercisability of, payment for, or lapse of restrictions on, awards and (xii) amending an outstanding award or granting a replacement award if it determines the tax consequences of the award differ from the consequences expected to occur or changes to tax law or regulations permit awards to be granted that have more favorable tax consequences than initially anticipated.

Eligibility. Any director, officer, employee or consultant (including any prospective director, officer, employee or consultant) of the Company or any of our affiliates (including Evolent Health LLC) would be eligible to participate in the Amended 2015 Plan. Currently, approximately 3,050, or all, employees and nine non-employee directors are eligible to participate in the 2015 Plan.

Types of awards. The Amended 2015 Plan would provide for the grant of options intended to qualify as incentive stock options under Section 422 of the Code (“ISOs”), nonqualified stock options (“NSOs”), stock appreciation rights (“SARs”), restricted stock awards, RSUs, performance compensation awards, performance units, cash incentive awards, deferred share units and other stock-based awards.

Shares available for awards. Subject to adjustment as described below, the aggregate number of shares of Class A common stock that would be available to be delivered pursuant to awards granted under the Amended 2015 Plan would be 10,525,000 shares (including in respect of awards previously granted under the 2015 Plan prior to the date of the Annual Meeting). Each share with respect to any share-based award would reduce the aggregate number of shares available by one share. If an award is forfeited, or otherwise expires, terminates or is canceled without delivery of shares, or is settled other than wholly by delivery of shares (including by cash settlement), the shares covered by the award that were not issued would again be available for issuance under the Amended 2015 Plan. Shares tendered or withheld in payment of an exercise price or for withholding taxes of an award (including awards previously granted under the 2015 Plan) would not again be available for issuance under the Amended 2015 Plan. In addition, if SARs were settled in shares upon exercise, the total number of shares subject to the award rather than the number of shares actually issued upon exercise would be counted against the number of shares available for issuance under the Amended 2015 Plan.

In addition, the Amended 2015 Plan would include the following limitations:

•
No participant may be granted awards intended to qualify as “performance-based compensation” under Section 162(m) of the Code in excess of 5,000,000 shares in the aggregate or cash and other property in excess of $5,000,000, in each case, in any fiscal year;

•
Each non-employee director may not be granted awards in the aggregate for more than 500,000 shares in the aggregate or cash and other property in excess of $500,000, in each case, in any fiscal year; and

•	The maximum number of shares that would be available for granting ISOs is 10,525,000 shares.

•
Based on current law and guidance, the Company currently expects that no awards granted under the Amended 2015 Plan would be granted with the intent to qualify as “performance-based compensation” subject to this limitation.

Changes in capitalization. In the event of any extraordinary dividend or distribution (whether in cash, shares, other securities or other property), recapitalization, rights offering, stock split, reverse stock split, split-up or spin-off affecting shares of our Class A common stock, the Committee would equitably adjust any or all of (i) the number and class of shares that thereafter may be made the subject of awards under the plan (including the share limit, the ISO limit, and the annual individual share limit) and (ii) the terms of any outstanding award, including the exercise price and the number or kind of shares or other securities of the Company or other property subject to outstanding awards.

In the event the Committee determines that any reorganization, merger, consolidation, combination, repurchase or exchange of shares or other securities of the Company, issuance of warrants or other rights to purchase shares or other securities of the Company, or other similar corporate transaction or event affects the shares, including a Change of Control (as defined below), the Committee, in its discretion, would be permitted to (i) make the equitable adjustments described above, (ii) make a cash payment to award holders in exchange for the cancellation of the award (including, in the case of options and SARs, the excess of the fair market value (as defined in the Amended 2015 Plan) over the exercise price) and (iii) cancel and terminate without payment any option or SAR having a per-share exercise price greater than or equal to the fair market value of the shares subject to the award, in each case, as it deems appropriate or desirable.

Substitute awards. The Committee would be permitted to grant awards under the Amended 2015 Plan in assumption of, or in substitution for, outstanding awards previously granted by the Company or any of our affiliates or a company that we acquired or with which we combined. Any shares issued by the Company through the assumption of or substitution for outstanding awards granted by a company that we acquired would not reduce the aggregate number of shares of our Class A common stock available for awards under the Amended 2015 Plan, except that awards issued in substitution for ISOs would reduce the number of shares of our Class A common stock available for ISOs under the Amended 2015 Plan.

Stock options. The Committee would be permitted to grant both ISOs and NSOs under the Amended 2015 Plan. The exercise price of a stock option would not be permitted to be less than 100% of the fair market value of a share of our Class A common stock on the grant date. If the option were granted to a ten percent stockholder, the exercise price would not be permitted to be less than 110% of the fair market value on the grant date. Each option would become vested or exercisable under such terms as the Committee provides in its discretion, specified in the applicable award agreement or thereafter, subject to the minimum 12-month vesting period. Unless otherwise set forth in the applicable award agreement, each option would expire upon the earlier of (i) the tenth anniversary of the date the option is granted and (ii) three months after the date the participant who is holding the option ceases to be a director, officer, employee or consultant for us or one of our affiliates. The exercise price would be permitted to be paid in cash, or in the Committee’s sole discretion, shares of common stock, by having the Company withhold shares from shares of common stock otherwise issuable, or through any other method approved by the Committee.

Stock appreciation rights. The Committee would be permitted to grant SARs under the Amended 2015 Plan. The exercise price of a SAR would not be permitted to be less than 100% of the fair market value of a share of our Class A common stock on the grant date. Each SAR would become vested or exercisable under such terms as the Committee provides in its discretion, specified in the applicable award agreement or thereafter, subject to the minimum 12-month vesting period. Upon exercise of a SAR, the holder would receive cash or shares of our Class A common stock, as determined by the Committee, equal in value to the excess, if any, of the fair market value of a share of our Class A common stock on the date of exercise of the SAR over the exercise price of the SAR. Unless otherwise set forth in the applicable award agreement, each SAR would expire on the earlier of (i) the tenth anniversary of the date the SAR is granted and (ii) three months after the date on which the participant who is holding the SAR ceases to be a director, officer, employee or consultant for us or one of our affiliates.

Restricted stock and restricted stock units. The Committee would be permitted to grant restricted stock and RSUs under the Amended 2015 Plan. Restricted stock is an award of shares of our Class A common stock that is subject to restrictions on transfer and a substantial risk of forfeiture. The terms and conditions of any restricted stock award would be determined by the Committee and set forth in the applicable award agreement. An RSU would be granted with respect to one share of our Class A common stock or would have a value equal to the fair market value of one such share. RSUs would be permitted to be paid in cash, shares of common stock, other securities, other awards or other property, as determined in the sole discretion of the Committee, or as set forth in the applicable award agreement. Each award of restricted stock or RSUs would become vested under such terms as the Committee provides in its discretion, specified in the applicable award agreement or thereafter, subject to the minimum 12-month vesting period. If an award of restricted stock or RSU were intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the requirements described below in “Performance compensation awards” would be required to be satisfied in order for such award to be granted or vest. Except as provided in the applicable award agreement, the participant would be entitled to the rights of a stockholder (including the right to vote) in respect of an award of restricted stock. Based on current law and guidance, the Company currently expects that no awards granted under the Amended 2015 Plan would be granted with the intent to qualify as “performance-based compensation”.

Performance compensation awards. The Committee would be permitted to designate any award (other than stock options and SARs) as a performance compensation award in order for the award to qualify as “performance-based compensation” under Section 162(m) of the Code. Notwithstanding the limitations on performance compensation awards described below, which would be included in the Amended 2015 Plan, based on current law and guidance, the Company currently expects that no awards granted under the Amended 2015 Plan would comply with these limitations. Awards designated as performance compensation awards would be subject to the following requirements:

•
Recipients of performance compensation awards. The Committee would, in its sole discretion, designate within the first 90 days of a performance period (or, if shorter, within the maximum period allowed under Section 162(m) of the Code) the participants who would be eligible to receive performance compensation awards in respect of such performance period.

•
Performance criteria applicable to performance compensation awards. The performance criteria would be limited to the following: net sales; revenue; revenue or product growth; operating income (before or after taxes); return on equity; total shareholder return; return on assets or net assets; appreciation in and/or maintenance of, share price; market share; gross profits; earnings (including earnings before taxes, earnings before interest and taxes or earnings before interest, taxes, depreciation and amortization); economic value-added models or equivalent metrics; comparisons with various stock market indices; reduction in costs; cash flow or cash flow per share (before or after dividends); return on capital (including return on total capital or return on invested capital); cash flow return on investment; improvement in or attainment of expense levels or working capital levels; operating margins; gross margins or cash margin; year-end cash; debt reductions; shareholder equity; regulatory performance; implementation, completion or attainment of measurable objectives with respect to research, development, products or projects; recruiting and maintaining personnel; objective measures of productivity or operating efficiency; product pricing targets; combined ratio; operating ratio; leverage ratio; credit rating; borrowing levels; level or amount of acquisitions; enterprise value; book, economic book or intrinsic book value (including book value per share) and customer satisfaction survey results. These performance criteria would be permitted to be applied on an absolute basis or relative to one or more peer companies or indices or any combination thereof or, if applicable, computed on an accrual or cash accounting basis. The performance goals and periods would vary from participant to participant and from time to time. To the extent required under Section 162(m) of the Code, the Committee would, within the first 90 days of the applicable performance period (or, if shorter, within the maximum period allowed under Section 162(m) of the Code), define in an objective manner the method of calculating the performance criteria it selected to use for the performance period.

Performance units. The Committee would be permitted to grant performance units under the Amended 2015 Plan. Each performance unit would have an initial value that would be established by the Committee at the time of grant. The terms and conditions of any performance unit would be determined by the Committee, subject to the terms of the Amended 2015 Plan, and set forth in the applicable award agreement. The Committee would be permitted to pay earned performance units in the form of cash or in shares of our common stock (or in a combination thereof) that had an aggregate fair market value (as defined in the Amended 2015 Plan) equal to the value of the earned performance units at the close of the applicable performance period. If a performance unit were intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the requirements described above in “Performance compensation awards” would be required to be satisfied. Based on current law and guidance, the Company currently expects that no awards granted under the Amended 2015 Plan would be granted with the intent to qualify as “performance-based compensation”.

Cash incentive awards. The Committee would be permitted to grant cash incentive awards under the Amended 2015 Plan. Cash inventive awards would be paid in cash and calculated without reference to the fair market value of a share of our Class A common stock. Each cash incentive award would have an initial value that is established by the Committee at the time of grant. The Committee would be permitted to set performance goals or other payment conditions in its discretion, which would determine the amount and/or value of the cash incentive award that would be paid to the participant. If a cash incentive award were intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the requirements described above in “Performance compensation awards” would be required to be satisfied. Based on current law and guidance, the Company currently expects that no awards granted under the Amended 2015 Plan would be granted with the intent to qualify as “performance-based compensation.”

Other stock-based awards. The Committee would be permitted to grant other equity or equity-based awards, including deferred share awards (an unfunded and unsecured promise to deliver shares of our common stock or cash in accordance with the applicable award agreement), fully-vested shares or otherwise. If such an award were intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the requirements described above in “Performance compensation awards” would be required to be satisfied. Based on current law and guidance, the Company currently expects that no awards granted under the Amended 2015 Plan would be granted with the intent to qualify as “performance-based compensation.”

Dividends and dividend equivalent rights. A dividend equivalent right would entitle the holder to receive cash, Shares, other securities, other awards or other property (as set forth in the applicable award agreement), the value of which would be based on the cash dividends paid on Shares that are subject to another award or on Shares that otherwise had not been issued to the participant. The Committee would be permitted to provide for the payment of dividends or dividend equivalent rights on awards denominated in Shares that are not options or SARs, including by (i) payment directly to the participant, (ii) withholding of such amounts by the Company subject to vesting of the award or (iii) reinvestment in additional Shares, shares of restricted stock or other awards. A participant would only be eligible to receive dividends or dividend equivalents in respect of any such award only to the extent the applicable vesting criteria for such award have been satisfied, and in the case of any performance compensation award or other performance-based award to the extent that (A) the performance goals for the relevant performance period had been achieved and (B) the performance formula as applied against such performance goals determines that all or some portion of such award had been earned.

Change of control. In the event of a Change of Control (as defined below), unless otherwise provided pursuant to an award agreement, all awards granted under the Amended 2015 Plan that were outstanding and unvested immediately prior to the Change of Control would remain outstanding and unvested, provided that, if within 12 months following a Change of Control, a participant’s employment or services with the Company and our affiliates were terminated without Cause (as defined below), the following would automatically occur as of the date of such termination: (a) acceleration of vesting or exercisability of options and SARs, (b) acceleration of vesting of performance-based awards (including cash-incentive awards and performance units) designated as performance compensation awards and pro rata payout at target levels as soon as practicable following termination and (c) acceleration of vesting and exercisability and the lapse of restrictions on all other outstanding awards and the payout as soon as practicable following termination.

Unless otherwise provided pursuant to an award agreement for purposes of the Amended 2015 Plan, a Change of Control would be defined to mean any of the following events, generally:

•
during any period of 24 consecutive months, a change in the composition of a majority of the Board, as constituted on the first day of such period, that was not supported by a majority of the incumbent Board or made pursuant to the stockholders agreement with TPG, UPMC and The Advisory Board;

•
consummation of certain mergers or consolidations of the Company or a sale or other disposition of all or substantially all of the Company’s assets to an unaffiliated entity, following which the Company’s stockholders hold 50% or less of the combined voting power of the surviving entity;

•	stockholder approval of a complete liquidation or dissolution of the Company; or

•
acquisition by any individual, entity or group of beneficial ownership of more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors.

Although award agreements would be permitted to provide for a different definition of Change of Control than would be provided for in the Amended 2015 Plan, except in the case of a transaction described in the third bullet above, any definition of Change of Control set forth in any award agreement would be required to provide that a change of control would not occur until consummation or effectiveness of a Change of Control of the Company, rather than upon the announcement, commencement, stockholder approval or other potential occurrence of any event or transaction that, if completed, would result in a Change of Control of the Company.

Unless otherwise provided pursuant to an award agreement or an individual employment or services agreement for purposes of the Amended 2015 Plan, Cause would be defined to mean, generally, a participant’s:

•	failure to perform his or her material duties to the Company;

•	misappropriation of a material business opportunity of the Company or of any Company funds or property;

•	conviction of, indictment for, or entering a guilty plea or a plea of no contest to a felony or any other crime involving dishonesty or theft of property;

•	commission of an act of sexual harassment in violation of applicable law;

•
use of illegal drugs or abuse of controlled substances or alcohol, which in the case of alcohol use, interferes with the participant’s job responsibilities or reflects negatively upon the integrity or reputation of the Company; or

•	breach of the terms of any employment agreement, restrictive covenant agreement or other material agreement with the Company.

For purposes of the definition of Cause, references to the Company would include any of our subsidiaries or affiliates.

Amendment and termination. Our Board would be permitted to amend, suspend or terminate the Amended 2015 Plan, subject to approval of our stockholders if required by the applicable stock exchange listing rules or by applicable law. No such amendment, suspension or termination of the Amended 2015 Plan would be permitted to materially impair the rights of a holder of an outstanding award without the holder’s consent. No amendment would be permitted to reduce the exercise price of an option or SAR, reprice the option or SAR under GAAP or repurchase or cancel an option or SAR at a time when its exercise price was greater than the fair market value of the underlying shares, without the prior approval of stockholders.

Term. The 2015 Plan became effective as of May 1, 2015, the date of its adoption by our Board. No award would be permitted to be granted under the Amended 2015 Plan after the tenth anniversary of the date the 2015 Plan was adopted by our Board. Previously granted awards would remain outstanding beyond the termination date of the Amended 2015 Plan.

Certain U.S. Federal Tax Aspects of the Amended 2015 Plan

The following summary describes the U.S. federal income tax treatment associated with options awarded under the Amended 2015 Plan. The summary is based on the law as in effect on April 17, 2018. The summary does not discuss state or local tax consequences or non-U.S. tax consequences.

Incentive Stock Options. Neither the grant nor the exercise of an incentive stock option results in taxable income to the optionee for regular federal income tax purposes. However, an amount equal to (i) the per share fair market value on the exercise date minus the exercise price at the time of grant multiplied by (ii) the number of shares with respect to which the incentive stock option is being exercised will count as “alternative minimum taxable income” which, depending on the particular facts, could result in liability for the “alternative minimum tax” or AMT. If the optionee does not dispose of the shares issued pursuant to the exercise of an incentive stock option until on or after the later of the two-year anniversary of the date of grant of the incentive stock option and the one-year anniversary of the date of the acquisition of those shares, then (a) upon a later sale or taxable exchange of the shares, any recognized gain or loss will be treated for tax purposes as a long-term capital gain or loss and (b) the Company will not be permitted to take a deduction with respect to that incentive stock option for federal income tax purposes.
If shares acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of the two-year and one-year holding periods described above (a “disqualifying disposition”), generally the optionee will realize ordinary income in the year of disposition in an amount equal to the lesser of (i) any excess of the fair market value of the shares at the time of exercise of the incentive stock option over the amount paid for the shares or (ii) the excess of the amount realized on the disposition of the shares over the participant’s aggregate tax basis in the shares (generally, the exercise price). A deduction will be available to the Company equal to the amount of ordinary income recognized by the optionee. Any further gain realized by the optionee will be taxed as short-term or long-term capital gain and will not result in any deduction by the Company. A disqualifying disposition occurring in the same calendar year as the year of exercise will eliminate the alternative minimum tax effect of the incentive stock option exercise.

Special rules may apply where all or a portion of the exercise price of an incentive stock option is paid by tendering shares, or if the shares acquired upon exercise of an incentive stock option are subject to substantial forfeiture restrictions. The foregoing summary of tax consequences associated with the exercise of an incentive stock option and the disposition of shares acquired upon exercise of an incentive stock option assumes that the incentive stock option is exercised during employment or within three months following termination of employment. The exercise of an incentive stock option more than three months following termination of employment will result in the tax consequences described below for nonqualified stock options, except that special rules apply in the case of disability or death. An individual’s stock options otherwise qualifying as incentive stock options will be treated for tax purposes as nonqualified stock options (not as incentive stock options) to the extent that, in the aggregate, they first become exercisable in any calendar year for stock having a fair market value (determined as of the date of grant) in excess of $100,000.

Nonqualified Stock Options. A nonqualified stock option (that is, a stock option that does not qualify as an incentive stock option) results in no taxable income to the optionee or deduction to the Company at the time it is granted. An optionee exercising a nonqualified stock option will, at that time, realize taxable ordinary compensation income equal to (i) the per share fair market value on the exercise date minus the exercise price at the time of grant multiplied by (ii) the number of shares with respect to which the option is being exercised. If the nonqualified stock option was granted in connection with employment, this taxable income will also constitute “wages” subject to withholding and employment taxes. A corresponding deduction will be available to the Company. The foregoing summary assumes that the shares acquired upon exercise of a nonqualified stock option are not subject to a substantial risk of forfeiture.

Section 409A. Section 409A of the Code imposes restrictions on nonqualified deferred compensation. Failure to satisfy these rules results in accelerated taxation, an additional tax to the holder of the amount equal to 20% of the deferred amount, and a possible interest charge. Stock options granted with an exercise price that is not less than the fair market value of the underlying shares on the date of grant will not give rise to “deferred compensation” for this purpose unless they involve additional deferral features. Stock options that would be awarded under the Amended 2015 Plan are intended to be eligible for this exception.

Section 162(m) of the Code. Section 162(m) of the Code generally provides that we may not deduct compensation of more than $1,000,000 paid in fiscal year 2018 and in each year thereafter to any NEO (and to any person who was a named executive officer for any year beginning with fiscal year 2017). Prior to fiscal year 2018, there was an exception to the $1,000,000 limitation for compensation qualified as “performance-based compensation” under Section 162(m) of the Code, however, the Tax Cuts and Jobs Act, which was signed into law on December 22, 2017, generally eliminated this exception. As result, compensation (including in respect of awards granted under the Amended 2015 Plan) over $1,000,000 per year paid by the Company to any NEO (and to any person who was a named executive officer for any year beginning with fiscal year 2017) will generally be nondeductible under Section 162(m) of the Code.

New Plan Benefits under the Amended 2015 Plan

Future awards under the Amended 2015 Plan would be granted at the discretion of the Committee, and, therefore, the types, numbers, recipients, and other terms of such awards cannot be determined at this time. Information regarding our recent practices with respect to equity-based compensation under the 2015 Plan is presented elsewhere in this proxy statement and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

Additional Information Regarding the Amended 2015 Plan

The following table lists each person named in the Summary Compensation Table, each director nominee, all current executive officers as a group, all current directors (other than executive officers) as a group, each associate of the foregoing persons, each other person who received at least five percent of the options under the 2015 Plan, and all current employees of the Company (other than executive officers) as a group, indicating, as of April 17, 2018, the aggregate number of options granted under the 2015 Plan to each of the foregoing since the inception of the 2015 Plan in 2015. The fair market value per share of Class A common stock on April 17, 2018 was $16.50.

OUTSTANDING AWARDS

	Options granted	Weighted
	under the 2015	Average
	Plan From	Exercise
Name and Principal Position	Inception	Price
Frank Williams, Chief Executive Officer	635,616	$13.32
Seth Blackley, President	368,731	13.27
Nicholas McGrane, Chief Financial Officer	136,463	14.76
Thomas Peterson, Chief Operating Officer	138,245	13.61
Steve Wigginton, Former CEO, Valence Health	47,202	14.99

All Current Executive Officers as a Group (7 persons)	1,412,744	13.59

All Current Directors (other than Executive Officers)
as a Group (9 persons)	—	—

Associates of Named Executive Officers, Directors
and Director Nominees	—	—

All Current Employees (other than Executive Officers)
as a Group (78 persons)	1,785,669	15.08

EQUITY COMPENSATION PLAN INFORMATION

The following table shows certain information as of December 31, 2017, concerning our compensation plans under which equity securities of the Company are authorized to be issued.

Number of Securities
Remaining Available for
	Number of Securities to		Future Issuance Under
	Be Issued upon Exercise	Weighted-Average	Equity Compensation
	of Outstanding	Exercise Price of	Plans (Excluding
	Options, Warrants and	Outstanding Options,	Securities Reflected
	Rights (1)	Warrants and Rights (1)	in Column (a)) (2)
Plan Category	(a)	(b)	(c)
Equity compensation plans approved
by security holders	7,036,105	$8.46	2,956,416
Equity compensation plans not
approved by security holders	—	—	—
Total	7,036,105	$8.46	2,956,416

(1)
Equity compensation plans approved by shareholders which are included in column (a) are the 2011 Plan (which includes 3,869,662 shares to be issued upon exercise of outstanding options) and the 2015 Plan (which includes 816,713 shares underlying outstanding RSUs and 2,349,730 shares to be issued upon exercise of outstanding options). Because there is no exercise price associated with RSUs, these stock awards are not included in the weighted-average exercise price calculation presented in column (b). As of April 17, 2018, 566,167 shares remain available for future issuance under the 2011 Plan and 889,925 shares remain available for future issuance under the 2015 Plan. As of April 17, 2018, there were 7,909,246 shares subject to outstanding awards under the 2015 Plan and 2011 Plan, of which 1,309,158 shares of our Class A common stock were subject to outstanding RSUs under the 2015 Plan, 3,161,218 shares of our Class A common stock were subject to outstanding stock options under the 2015 Plan, with a weighted average exercise price of $14.43 and a weighted average remaining contractual term of 8.63 years, and 3,438,870 shares of our Class A common stock were subject to outstanding stock options under the 2011 Plan, with a weighted average exercise price of $4.78 and a weighted average remaining contractual term of 6.25 years.

(2)
Represents 556,167 shares available for future issuance under the 2011 Plan and 2,400,249 shares available for future issuance under the 2015 Plan. Based on the number of shares of our Class A common stock issued or subject to outstanding awards under the 2015 Plan as of April 17, 2018, if the Amended 2015 Plan is approved by shareholders, there would be 5,414,925 shares available for future grants under the Amended 2015 Plan and the 2011 Plan would automatically terminate, at which time no further awards would be granted under the 2011 Plan.

PROPOSAL 4: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION FOR 2017

We are asking stockholders to approve an advisory resolution on the compensation of our NEOs as reported in this proxy statement, commonly referred to as the “say-on-pay” vote. Although the say-on-pay vote is advisory and therefore non-binding on us, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program. As described above in the “Compensation Discussion and Analysis” section of this proxy statement, the Compensation Committee has structured our executive compensation program to achieve the following key objectives:

•	Attract and retain highly qualified and productive executives.

•	Motivate executives to enhance our overall performance and profitability through the successful execution of the Company’s short- and long-term business strategies, with an emphasis on the long-term.

•	Align the long-term interests of our executives and stockholders through ownership of Evolent Health, Inc.’s Class A common stock by executives and by rewarding stockholder value creation.

•	Ensure that compensation opportunities are competitive.

We encourage stockholders to read the “Compensation Discussion and Analysis” section of this proxy statement, which provides an overview of our executive compensation policies and procedures, how they operate and are designed to achieve our pay-for-performance objectives and how they were applied for 2017. The Summary Compensation Table and other related compensation tables and narrative provide detailed information on the compensation of our NEOs. The Compensation Committee and the Board believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” section of this proxy statement are effective in achieving our goals and that the compensation of the NEOs reported in this proxy statement has contributed to our success.

In accordance with Section 14A of the Exchange Act and as a matter of good corporate governance, we are asking stockholders to approve the following advisory resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on a non-binding advisory basis, the compensation of our NEOs as disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in this proxy statement.”

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NEOs FOR 2017 ON AN ADVISORY BASIS.

PROPOSAL 5: ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

As required by Section 14A of the Exchange Act, we are asking stockholders to cast a non-binding, advisory vote on whether future say-on-pay votes of the nature reflected in Proposal 3 should occur every one, two or three years.

After careful consideration of this proposal, our Board has determined that an advisory vote to approve NEO compensation that occurs every year is the most appropriate policy for the Company at this time, and therefore the Board recommends that you vote for an annual non-binding advisory vote on NEO compensation. While our executive compensation programs are designed to promote a long-term connection between pay and performance, the Board recognizes that executive compensation disclosures are made annually. An advisory vote every year to approve NEO compensation would allow our stockholders to provide us with more frequent and timely feedback on our executive compensation philosophy, policies and practices as disclosed in our annual proxy statements.

Stockholders will be able to specify one of four options for this proposal: “1 year,” “2 years,” “3 years” or “abstain.” Stockholders are not voting to approve or disapprove the Board’s recommendation. Although the say-on-frequency vote is advisory and therefore non-binding on us, the Board and the Compensation Committee will review and consider the voting results as appropriate when adopting a policy on the frequency of future say-on-pay votes. To the extent one option from among “1 year”, “2 years”, or “3 years” receives the highest number of votes cast by stockholders, such frequency will be considered by the Board as our stockholders’ recommendation as to the frequency of future say-on-pay votes. Notwithstanding the Board’s recommendation and the outcome of the stockholder vote, the Board may decide that it is in the best interests of our stockholders and the Company to conduct more or less frequent advisory say-on-pay votes than the frequency recommended by our stockholders and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to compensation programs.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR EVERY “1 YEAR” AS THE FREQUENCY FOR FUTURE ADVISORY VOTES TO APPROVE EXECUTIVE COMPENSATION

DIRECTOR COMPENSATION

The table below details the compensation of our directors during 2017.

Director Compensation Table

				Non-Equity	Nonqualified
	Fees Earned			Incentive	Deferred	All
	or Paid in	Stock	Option	Plan	Compensation	Other
Director(1)	Cash ($)	Awards(2)($)	Awards ($)	Compensation ($)	Earnings ($)	Compensation ($)	Total ($)
David Farner	$52,500	$125,000	$—	$—	$—	$—	$177,500
Matthew Hobart	—	—	—	—	—	—	—
Diane Holder	67,500	125,000	—	—	—	—	192,500
Michael Kirshbaum(3)	—	—	—	—	—	—	—
Michael D’Amato	50,000	125,000	—	—	—	—	175,000
Norman Payson, MD	50,000	125,000	—	—	—	246,000	421,000
Bruce Felt	72,500	125,000	—	—	—	—	197,500
Kenneth Samet	52,500	125,000	—	—	—	—	177,500
Cheryl Scott	55,000	125,000	—	—	—	—	180,000
M. Bridget Duffy(4)	39,600	125,000	—	—	—	—	164,600

(1)
Frank Williams, the Chairman of the Board and CEO, is not included in this table because he is an employee of the Company and receives no additional compensation for his service as a director. The compensation received by Mr. Williams as an employee is shown in the Summary Compensation Table.

(2)
Amounts in this column represent the grant date fair value of the RSU awards computed in accordance with FASB ASC Topic 718 and reflect an estimate of the grant date fair value of RSU grants made during the 2017 fiscal year, rather than amounts paid to or realized by the non-employee directors. There can be no assurance that estimated amounts will be realized, and amounts could ultimately exceed the estimated amounts. The RSUs vest on October 2, 2018 for Dr. Duffy and on the earlier of June 8, 2018 and the date of the Company’s 2018 annual meeting, for Messrs. Farner, D’Amato, Payson, Felt and Samet and Ms. Holder and Ms. Scott, subject in each case to continued service through the vesting date. See Note 11 of Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, for a discussion of the assumptions used in valuation of the RSU awards.

(3)
Mr. Kirshbaum resigned as a director effective November 17, 2017. Mr. Kirshbaum’s resignation occurred in connection with the completion of the acquisition of The Advisory Board by OptumInsight, Inc., a wholly owned subsidiary of UnitedHealth Group Incorporated, on November 17, 2017.

(4)
The Board elected Ms. Duffy to serve as a director effective September 13, 2017. Ms. Duffy received a cash retainer of $39,600 upon her election to the Board, representing a pro rata portion of the $50,000 annual cash retainer paid to non-employee directors in respect of the period from her election to the Board until the expected payment of the annual cash retainer of $50,000 in June 2018.

The following table shows the aggregate number of outstanding equity awards held by each non-employee director at December 31, 2017.

	RSUs Outstanding	Options Outstanding
Director	at 12/31/2017	at 12/31/2017
David Farner	4,570	—
Matthew Hobart	—	—
Diane Holder	4,570	—
Michael Kirshbaum	—	—
Michael D’Amato	4,570	—
Norman Payson, MD	4,570	128,000
Bruce Felt	4,570	—
Kenneth Samet	4,570	—
Cheryl Scott	4,570	—
Bridget Duffy, MD	6,684	—

Narrative disclosure to the director compensation table

With the exception of Messrs. Hobart and Kirshbaum who have waived their rights to receive any compensation for services as a director, and Dr. Duffy who joined our Board on September 13, 2017, each of our non-employee directors received the following as compensation for services as a director during 2017: an annual cash retainer of $50,000 and an annual grant of RSUs with a grant-date fair value of $125,000. Upon Dr. Duffy’s election to the Board in September 2017, Dr. Duffy received a cash retainer of $39,600 and a grant of RSUs with a grant-date fair value of $125,000.  Messrs. Farner, Felt, Samet and Ms. Holder each received a cash retainer of $2,500 for service on a special committee of the Board.  In addition, the chair of our Audit Committee received an additional annual cash retainer of $20,000, and the chairs of our Compliance and Regulatory Affairs Committee, our Compensation Committee and our Nominating and Governance Committee each received an additional annual cash retainer of $15,000 and the chair of our special committee received a cash retainer of $5,000. The equity awards granted to our directors were made pursuant to the 2015 Plan (the terms of which are summarized below) and vest on the earlier of the first anniversary of grant and the date of the Company’s 2018 annual meeting subject generally to continued service through such date. The Company currently anticipates that its non-employee directors will receive annual equity grants on the date of the annual stockholder meeting and any future directors elected other than at the annual meeting will receive a grant upon joining our board and thereafter on the same schedule as other directors.

Director RSUs under the 2015 Plan

As reported in the Director Compensation Table above, in 2017, we granted an award of RSUs to each of our non-employee directors with the exception of Messrs. Hobart and Kirshbaum. The RSUs cliff vest on (a) October 2, 2018, in the case of Dr. Duffy, and (b) the earlier of June 8, 2018 and the date of our 2018 annual meeting, in the case of all other relevant directors, subject to the director’s continued service through the vesting date.

Absent a Change of Control (as defined above in “-Restricted Stock Unit Awards and Stock Options under the 2015 Plan”), upon a termination of service with the Board for any reason prior to the vesting date, the director’s RSU award is forfeited. Under the terms of the 2015 Plan, any unvested RSUs will vest upon termination of the director’s services without Cause (as defined above in “-Restricted Stock Unit Awards and Stock Options under the 2015 Plan”) on or within 12 months following a Change of Control.

2014 consulting agreement with Norman Payson, MD

On March 12, 2014, we entered into a consulting agreement with NCP, Inc., a New Hampshire corporation that is controlled by Dr. Payson, pursuant to which NCP, Inc. agreed to provide certain consulting and advisory services to us. The consulting agreement will remain in effect until either NCP, Inc. or we give notice of termination of the agreement for any reason. Pursuant to this consulting agreement, NCP, Inc. receives an annual fee of $200,000, payable in monthly installments, and reimbursement for reasonable out-of-pocket expenses incurred by NCP, Inc. in the performance of its duties under the consulting agreement. The fees payable under the consulting agreement are separate from, and in addition to, any compensation Dr. Payson may become entitled to receive as a member of our Board. In the event the consulting agreement is terminated, NCP, Inc. is entitled to receive only accrued and unpaid fees and reimbursement for any expenses incurred, in each case, through the date of termination. The consulting agreement also contains certain restrictive covenants, including confidentiality obligations that survive termination of the agreement and non-solicitation obligations that end 12 months following the termination of the consulting agreement, and assignment of intellectual property provisions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our Class A common stock and Class B common stock as of April 17, 2018, by:

•	each person whom we know to own beneficially more than 5% of our Class A common stock or Class B common stock;

•	each of the directors and named executive officers individually; and

•	all directors and executive officers as a group.

As of April 17, 2018, there were 77,064,291 shares of our Class A common stock and 880,646 shares of our Class B common stock outstanding. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of our Class A common stock subject to options currently exercisable or exercisable within 60 days of April 17, 2018, or shares of our Class A common stock subject to unvested RSUs that will vest within 60 days of April 17, 2018, are deemed outstanding for calculating the percentage of outstanding shares of the person holding these options, but are not deemed outstanding for calculating the percentage of any other person. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Class A common stock or Class B common stock.

		Percentage of		Percentage of
	Shares of Class A	shares of Class A	Shares of Class B	shares of Class B
	common stock	common stock	common stock	common stock	Total
	beneficially owned	beneficially owned	beneficially owned	beneficially owned	voting power
Named executive officers
and directors
Frank Williams(1)	1,711,495	2.2%	—	—	2.2%
Nicholas McGrane(2)	215,089	*	—	—	*
Seth Blackley(3)	1,002,122	1.3%	—	—	1.3%
Thomas Peterson(4)	347,152	*	—	—	*
Steve Wigginton (5)	18,766	*	—	—	*
David Farner(6)	15,825	*	—	—	*
Norman Payson, MD(7)	143,825	*	74,988	8.5%	*
Matthew Hobart(8)	—	—	—	—	—
Diane Holder(9)	15,825	*	—	—	*
Michael D’Amato(10)	22,753	*	—	—	*
Bruce Felt(10)	15,825	*	—	—	*
Kenneth Samet(10)	12,420	*	—	—	*
Cheryl Scott(10)	10,943	*	—	—	*
Bridget Duffy, MD(11)	6,684	*	—	—	*
All directors and executive officers
as a group (sixteen people)	3,682,617	4.8%	74,988	8.5%	4.8%
Greater than 5% Stockholders:
Capital Research Global(12)	7,889,000	10.2%	—	—	10.1%
JPMorgan Chase & Co.(13)	7,470,074	9.7%	—	—	8.4%
Ptolemy Capital, LLC(14)	—	—	220,676	25.0%	*
TPG Funds(15)	120,304	*	659,970	75.0%	1.0%
UPMC(16)	6,434,283	8.3%	—	—	8.3%
The Vanguard Group(17)	5,015,533	6.5%	—	—	*

*Represents less than 1.0%

(1)	Includes 995,122 shares of Class A common stock underlying options that are currently exercisable or exercisable within 60 days of April 17, 2018.

(2)
Includes 208,693 shares of Class A common stock underlying options that are currently exercisable or exercisable within 60 days of April 17, 2018 and 1,023 unvested RSUs that will vest within 60 days of April 17, 2018.

(3)	Includes 649,180 shares of Class A common stock underlying options that are currently exercisable or exercisable within 60 days of April 17, 2018.

(4)	Includes 260,276 shares of Class A common stock underlying options that are currently exercisable or exercisable within 60 days of April 17, 2018.

(5)	Includes 16,479 shares of Class A common stock underlying options that are currently exercisable or exercisable within 60 days of April 17, 2018.

(6)
Includes 4,570 unvested RSUs that will vest within 60 days of April 17, 2018. David Farner, who is one of our directors, is Executive Vice President and Chief Strategic and Transformation Officer of UPMC. Mr. Farner has no voting or investment power over and disclaims beneficial ownership of the shares held by UPMC. The address of Mr. Farner is c/o UPMC, U.S. Steel Building, 600 Grant Street, 62nd Floor, Pittsburgh, PA 15219.

(7)
Includes 128,000 shares of Class A common stock underlying options that are currently exercisable or exercisable within 60 days of April 17, 2018, and 74,988 shares of Class B common stock that are subject to a co-investment agreement between Norman Payson, MD and TPG. Includes 4,570 of unvested RSUs that will vest within 60 days of April 17, 2018.

(8)
Matthew Hobart, who is one of our directors, is a TPG Partner. Mr. Hobart has no voting or investment power over and disclaims beneficial ownership of the shares held by the TPG Funds. The address of Mr. Hobart is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, TX 76102.

(9)
Includes 4,570 of unvested RSUs that will vest within 60 days of April 17, 2018. Diane Holder, who is one of our directors, is Executive Vice President of UPMC. Ms. Holder has no voting or investment power over and disclaims beneficial ownership of the shares held by UPMC. The address of Ms. Holder is c/o UPMC, U.S. Steel Building, 600 Grant Street, 55th Floor, Pittsburgh, PA 15219.

(10)	Includes 4,570 of unvested RSUs that will vest within 60 days of April 17, 2018.

(11)	Includes 6,684 of unvested RSUs that will vest within 60 days of April 17, 2018.

(12)
Beneficial ownership is based on the Schedule 13G filed by Capital Research Global Investors reporting ownership as of December 29, 2017. Capital Research Global Investors disclosed sole voting and sole dispositive power as to 7,889,000 shares of Class A common stock. Capital Research Global Investors disclaims beneficial ownership. The address of Capital Research Global Investors is 333 South Hope Street, Los Angeles, California 90071.

(13)
Beneficial ownership is based on Amendment No. 1 to Schedule 13G filed by JPMorgan Chase & Co. reporting ownership as of December 29, 2017. JPMorgan Chase & Co. disclosed sole voting power as to 6,546,583 shares of Class A common stock and sole dispositive power as to 7,470,074 shares of Class A common stock. The address of JPMorgan Chase & Co. is 270 Park Avenue, New York, NY 10017.

(14)
Michael R. Stone has voting and dispositive power over the shares of Class B common stock held by Ptolemy Capital, LLC. The address of Ptolemy Capital, LLC and Michael R. Stone is 1250 Prospect St. Suite 200, La Jolla, California 92037.

(15)
The 120,304 shares of Class A common stock are held by TPG Growth II BDH, L.P., a Delaware limited partnership (“TPG Growth II BDH”), the 659,970 shares of Class B common stock are held by TPG Eagle Holdings, L.P., a Delaware limited partnership (“TPG Eagle” and, together with TPG Growth II BDH, the “TPG Funds”). The general partner of each of the TPG Funds is TPG Growth II Advisors, Inc., a Delaware corporation. David Bonderman and James G. Coulter are sole shareholders of TPG Growth II Advisors, Inc. and therefore may be deemed to share voting and dispositive power with respect to, and be the beneficial owners of, the shares of common stock held by the TPG Funds. The address of TPG Growth II Advisors, Inc. and Messrs. Bonderman and Coulter is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, TX, 76102.

(16)
The board of directors of UPMC has voting and dispositive power over the shares of Class A common stock held by UPMC. The members of such board of directors disclaim beneficial ownership with respect to such shares. The address of UPMC is UPMC, U.S. Steel Building, 600 Grant Street, 55th Floor, Pittsburgh, PA 15219.

(17)
Beneficial ownership is based on the Schedule 13G filed by The Vanguard Group reporting ownership as of December 31, 2017. The Vanguard Group disclosed sole voting power as to 77,357 shares of Class A common stock, shared voting power as to 4,000 shares of Class A common stock, sole dispositive power as to 4,938,227 shares of Class A common stock and shared dispositive power with respect to 77,306 shares of Class A common stock. The address of The Vanguard Group is 100 Vanguard Boulevard, Malvern, PA 19355.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC and the NYSE. Officers, directors and persons who own more than 10% of a registered class of our equity securities are required by SEC regulation to furnish us with copies of all Section 16(a) forms that they file. To our knowledge, based solely on review of the copies of such reports and any amendments thereto furnished to us during or with respect to our most recent fiscal year, all Section 16(a) filing requirements applicable to our executive officers, directors and persons who own more than 10% of a registered class of our equity securities were satisfied.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In addition to the compensation arrangements with directors and executive officers described under “Executive Compensation”, the following is a description of each transaction that has occurred since the beginning of 2017, and each currently proposed transaction in which:

•	we have been or are to be a participant;

•	the amount involved exceeded or will exceed $120,000; and

•
any of our directors, executive officers, beneficial holders of more than 5% of our capital stock, or any member of their immediate family or person sharing their household had or will have a direct or indirect material interest.

Initial Public Offering Reorganization Transactions

On June 10, 2015, we closed an initial public offering of 13,225,000 shares of our Class A common stock at a public offering price of $17.00 per share. We received $209.1 million in proceeds, net of underwriting discounts and commissions, but before offering expenses of $3.2 million. We used the net proceeds to purchase newly-issued Class A common units from Evolent Health LLC, our consolidated subsidiary. Evolent Health LLC used the net proceeds for working capital and other general corporate purposes.

Historically, our business was operated through Evolent Health LLC and its predecessor. Evolent Health, Inc., was incorporated as a Delaware corporation on December 12, 2014, for the purpose of our initial public offering, and prior to the initial public offering engaged only in activities in contemplation of our initial public offering. Immediately prior to the completion of the initial public offering in June 2015, we amended and restated our certificate of incorporation to, among other things, authorize two classes of common stock, Class A common stock and Class B common stock (the “Offering Reorganization”). Pursuant to the Offering Reorganization, Evolent Health, Inc. merged with Evolent Health Holdings and an affiliate of TPG. In accordance with the terms of the mergers, each of the then-existing stockholders of Evolent Health Holdings, including UPMC, The Advisory Board, TPG, as well as certain other entities, existing customers and employees, received a certain number of shares of our Class A common stock in exchange for each share of common stock it held in Evolent Health Holdings, and TPG received a certain number of shares of our Class A common stock in exchange for 100% of the equity that it held in its affiliate that was merged with Evolent Health, Inc. In addition, pursuant to the Offering Reorganization we issued shares of our Class B common stock to TPG and The Advisory Board, each of which was a member of Evolent Health LLC prior to the Offering Reorganization. Substantially all of our operations continue to be conducted through Evolent Health LLC, and subsequent to the offering reorganization the financial results of Evolent Health LLC are consolidated in the financial statements of Evolent Health, Inc. Evolent Health, Inc. is a holding company whose principal asset is all of the Class A common units it holds in Evolent Health LLC, and its only business is to act as sole managing member of Evolent Health LLC.

In connection with our initial public offering and offering reorganization, we engaged in certain transactions described below with entities controlled by TPG, UPMC and The Advisory Board, each of which was a beneficial owner of 5% or more of our voting securities through ownership of shares of our Class A common stock or Class B common stock at the beginning of 2017.

Third amended and restated operating agreement of Evolent Health LLC

We operate our business through our subsidiary Evolent Health LLC. The operations of Evolent Health LLC, and the rights and obligations of its members are governed by the third amended and restated operating agreement of Evolent Health LLC, dated June 4, 2015.

Governance

We serve as sole managing member of Evolent Health LLC. As such, we control its business and affairs and are responsible for the management of its business.

No other members of Evolent Health LLC, in their capacity as such, have any authority or right to control the management of Evolent Health LLC or to bind it in connection with any matter.

Voting and economic rights of members

Evolent Health LLC has two series of outstanding equity: Class A common units, which may only be issued to Evolent Health, Inc., as sole managing member, and Class B common units. We refer to these Class A common units and Class B common units of Evolent Health LLC, collectively, as common units. The Class A common units and Class B common units entitle their holders to equivalent economic rights, meaning an equal share in the profits and losses of, and distributions from, Evolent Health LLC. Holders of Class B common units have no voting rights, except for the right to approve certain amendments to the third amended and restated operating agreement. As of April 17, 2018, the Class B common units are held by TPG and Ptolemy Capital, LLC.

Net profits and losses of Evolent Health LLC generally are allocated, and distributions are made, to its members pro rata in accordance with the number of common units (Class A or Class B, as the case may be) they hold. Accordingly, as of April 17, 2018, net profits and net losses of Evolent Health LLC are allocated, and distributions made, approximately 98.9% to us and 1.1% to the holders of Class B common units, respectively.

Subject to the availability of net cash flow at the Evolent Health LLC level and to applicable legal and contractual restrictions, we intend to cause Evolent Health LLC to distribute to us, and to the other holders of common units, cash payments for the purposes of funding tax obligations in respect of any net taxable income that is allocated to us and the other holders of common units as members of Evolent Health LLC to fund dividends, if any, declared by us and to make any payments due under the tax receivables agreement, as described below. Regardless of whether Evolent Health LLC makes distributions to its members in any given year, the determination to pay dividends, if any, to holders of our Class A common stock will be made by our Board except that we will be required to pay cash dividends out of our future earnings to the extent that cash distributions from Evolent Health LLC are materially in excess of our assumed tax liability and our obligations under the tax receivables agreement. We do not, however, expect to declare or pay any cash or other dividends in the foreseeable future on our Class A common stock, as we intend to reinvest any cash flow generated by operations in our business. Class B common stock is not entitled to any dividend payments.

Coordination of Evolent Health, Inc. and Evolent Health LLC

Whenever we issue one share of Class A common stock for cash, the net proceeds will be transferred promptly either to Evolent Health LLC in exchange for one Class A common unit, or to a holder of Class B common units in exchange for a Class B common unit and a share of our Class B common stock. If we issue other classes or series of equity securities, we will contribute to Evolent Health LLC the net proceeds we receive in connection with such issuance, and Evolent Health LLC will issue to us an equal number of equity securities with designations, preferences and other rights and terms that are substantially the same as our newly issued equity securities. Conversely, if we repurchase any shares of Class A common stock (or equity securities of other classes or series) for cash, Evolent Health LLC will, immediately prior to our repurchase, redeem an equal number of Class A common units (or its equity securities of the corresponding classes or series), upon the same terms and for the same price, as the shares of our Class A common stock (or our equity securities of such other classes or series) that are repurchased. Common units and shares of our common stock will be subject to equivalent stock splits, dividends and reclassifications.

We do not expect to conduct any business other than the management and ownership of Evolent Health LLC, or own any other material assets (other than on a temporary basis), although we may take such actions and own such assets as are necessary to comply with applicable law, including compliance with our responsibilities as a public company under the U.S. federal securities laws, and may incur indebtedness and take other actions if we determine that doing so is in our best interest.

Issuances of common units

Class A common units may be issued only to us as the sole managing member of Evolent Health LLC. Class B common units may be issued only to persons or entities we permit which, following the completion of our initial public offering, were TPG, The Advisory Board and Ptolemy Capital, LLC. Such issuances shall be made in exchange for cash or other consideration. Class B common units may not be transferred as Class B common units except to certain permitted transferees and in accordance with the restrictions on transfer set forth in the third amended and restated operating agreement of Evolent Health LLC. Any such transfer must be accompanied by the transfer of an equal number of shares of our Class B common stock.

Exchange agreement

In connection with our initial public offering, we entered into an exchange agreement with Evolent Health LLC, The Advisory Board, TPG and Ptolemy Capital, LLC, which are the initial holders of the Class B common units of Evolent Health LLC. Pursuant to and subject to the terms of the exchange agreement and the third amended and restated operating agreement of Evolent Health LLC, holders of Class B common units, at any time and from time to time, may exchange one or more Class B common units, together with an equal number of shares of our Class B common stock, for shares of our Class A common stock on a one-for-one basis. Such exchange may be completed, at the election of Evolent Health LLC, by us or Evolent Health LLC. If Evolent Health LLC completes such exchange, we will contribute Class A common stock to Evolent Health LLC prior to the exchange. The amount of Class A common stock issued or conveyed will be subject to equitable adjustments for stock splits, stock dividends and reclassifications.

Holders will not have the right to exchange Class B common units if we determine that such exchange would be prohibited by applicable law or regulation, would violate other agreements to which we may be subject or would pose a material risk that Evolent Health LLC would be treated as a “publicly traded partnership” for U.S. federal income tax purposes. If the IRS were to contend successfully that Evolent Health LLC should be treated as a “publicly traded partnership” for U.S. federal income tax purposes, Evolent Health LLC would be treated as a corporation for U.S. federal income tax purposes and thus would be subject to entity-level tax on its taxable income. A holder that exchanges Class B common units will also be required to deliver an equal number of shares of our Class B common stock. In connection with each exchange, Evolent Health LLC will cancel the delivered Class B common units and issue to us Class A common units on a one-for-one basis. Thus, as holders exchange their Class B common units for Class A common stock, our interest in Evolent Health LLC will increase.

The third amended and restated operating agreement prohibits certain business combination transactions in which our Class A common stock is exchanged for consideration unless each holder of shares of Class A common stock or Class B common stock is allowed to participate equally in the transaction as if the Class B common stock, together with the corresponding number of Class B units, had been exchanged for shares of Class A common stock pursuant to the exchange agreement immediately prior to the transaction.

We, Evolent Health LLC and the exchanging holder will each generally bear our own expenses in connection with an exchange, except that, subject to a limited exception, we are required to pay any transfer taxes, stamp taxes or duties or other similar taxes in connection with such an exchange.

See “-Registration rights agreement” below for a discussion of exchanges in connection with our secondary offerings of Class A common stock in 2017. Effective March 5, 2018, The Advisory Board exchanged all of its remaining Class B common units and shares of our Class B common stock for newly issued shares of our Class A common stock on a one-for-one basis. We have reserved for issuance 880,646 shares of our Class A common stock for potential exchange in the future for Class B common units, which is the aggregate number of Class B common units outstanding as of April 17, 2018.

Exculpation and indemnification

The third amended and restated operating agreement of Evolent Health LLC contains provisions limiting the liability of Evolent Health LLC’s members (including Evolent Health, Inc.), officers and their respective affiliates to Evolent Health LLC or any of its members. Moreover, the third amended and restated operating agreement contains broad indemnification provisions for Evolent Health LLC’s members (including Evolent Health, Inc.), officers and their respective affiliates. Because Evolent Health LLC is a limited liability company, these provisions are not subject to the limitations on exculpation and indemnification contained in the Delaware General Corporation Law with respect to the indemnification that may be provided by a Delaware corporation to its directors and officers.

Voting rights of Class A stockholders and Class B stockholders

Each share of our Class A common stock or our Class B common stock entitles its holder to one vote. As of April 17, 2018, our Class B stockholders collectively held approximately 1.3% of the total voting power of our common stock by virtue of their ownership of Class A common stock and Class B common stock.

Tax consequences

Holders of common units of Evolent Health LLC, including Evolent Health, Inc., generally incur U.S. federal, state and local and non-U.S. income taxes on their allocable shares of any net taxable income of Evolent Health LLC. The third amended and restated operating agreement of Evolent Health LLC provides for cash distributions to its members in an amount at least equal to the members’ assumed tax liability attributable to Evolent Health LLC. Distributions in respect of the members’ assumed tax liability generally are computed based on our estimate of the net taxable income of Evolent Health LLC allocable per common unit multiplied by an assumed tax rate. As a result, these distributions will be pro rata in accordance with the number of common units (Class A or Class B) held. Funds used by Evolent Health LLC to satisfy its tax distribution obligations will not be available for reinvestment in our business. Moreover, these tax distributions may be substantial, and will likely exceed (as a percentage of Evolent Health LLC’s income) the overall effective tax rate applicable to a similarly situated corporate taxpayer. In addition, as a result of potential differences in the amount of net taxable income allocable to us and to the other members of Evolent Health LLC, as well as the use of an assumed tax rate in calculating Evolent Health LLC’s distribution obligations, we may receive distributions significantly in excess of our tax liabilities and obligations to make payments under the tax receivables agreement described below. In accordance with the third amended and restated operating agreement, Evolent Health LLC intends to make distributions to its members in respect of such assumed tax liability and to fund dividends, if any, declared by us, as well as any payments we are obligated to make under the tax receivables agreement described below.

Evolent Health LLC made an election under Section 754 of the Code which was effective for 2015 and will be effective for each taxable year in which an exchange of Class B common units occurs, together with an equal number of shares of our Class B common stock, for shares of our Class A common stock. We expect that, as a result of this election, any future exchanges of Class B common units, together with an equal number of shares of our Class B common stock, for shares of our Class A common stock, will result in increases in the tax basis in our share of the tangible and intangible assets of Evolent Health LLC at the time of such exchange, which will increase the tax depreciation and amortization deductions available to us and which could create other tax benefits. Any such increases in tax basis and tax depreciation and amortization deductions or other tax benefits could reduce the amount of tax that we would otherwise be required to pay in the future.

In addition, we expect that certain net operating losses of Evolent Health Holdings, Inc. and an affiliate of TPG will be available to us as a result of the offering reorganization. We will be required to pay a portion of the cash savings we actually realize from such increase in the tax basis of the tangible and intangible assets of Evolent Health LLC or from the utilization of such net operating losses to certain holders of Class B common units or contributors of the net operating losses pursuant to the tax receivables agreement.

Furthermore, payments under the tax receivables agreement, as described below, will themselves give rise to additional tax benefits and therefore, to additional payments under the tax receivables agreement. To the extent that we are unable to make payments under the tax receivables agreement for any reason, such payments will be deferred and will accrue interest until paid. See “-Tax receivables agreement.”

Tax receivables agreement

Exchanges of Class B common units of Evolent Health LLC, together with an equal number of shares of our Class B common stock, for shares of our Class A common stock, have increased, and future exchanges are expected to increase our tax basis in our share of Evolent Health LLC’s tangible and intangible assets. These increases in tax basis have increased, and future exchanges are expected to increase, our depreciation and amortization deductions and create other tax benefits and, therefore, may reduce the amount of tax that we would otherwise be required to pay in the future. In addition, certain net operating losses of Evolent Health Holdings, Inc. (and of an affiliate of TPG) are available to us as a result of the offering reorganization.

As part of our initial public offering, we entered into a tax receivables agreement with the holders of Class B common units and certain of our other investors. The agreement requires us to pay to such holders 85% of the cash savings, if any, in U.S. federal, state and local and non-U.S. income tax (as applicable) we realize as a result of any deductions attributable to increases in tax basis following the exchanges described above (calculated assuming that any post-IPO transfer of Class B common units had not occurred) or deductions attributable to imputed interest or future increases in tax basis following payments made under the tax receivables agreement. Additionally, pursuant to the same agreement we will pay the former stockholders of Evolent Health Holdings, Inc. 85% of the amount of the cash savings, if any, in U.S. federal, state and local and non U.S. income tax that we realize as a result of the utilization of approximately $79.3 million of net operating losses of Evolent Health Holdings, Inc. and an affiliate of TPG attributable to periods prior to our initial public offering, as well as deductions attributable to imputed interest on any payments made under the agreement.

We will benefit from the remaining 15% of any realized cash savings. For purposes of the tax receivables agreement, cash savings in income tax will be computed by comparing our actual income tax liability with our hypothetical liability had we not been able to utilize the tax benefits subject to the tax receivables agreement. Additionally, the amount of the increase in tax basis following an exchange of Class B common units will be calculated assuming that any pre-exchange (but post-IPO) transfer of such Class B common units had not occurred. Therefore we may be required to make payments under the tax receivables agreement that are attributable to an increase in tax basis caused by appreciation in value prior to such a pre-exchange transfer. The tax receivables agreement will remain in effect until all such tax benefits have been used or expired, unless the agreement is terminated early, as described below. Estimating the amount of payments to be made under the tax receivables agreement cannot be done reliably at this time because any increase in tax basis, as well as the amount and timing of any payments under the tax receivables agreement, will vary depending on a number of factors, including:

•
the timing of exchanges of Class B common units (together with an equal number of shares of our Class B common stock) for shares of our Class A common stock-for instance, the increase in any tax deductions will vary depending on the fair market value of the depreciable and amortizable assets of Evolent Health LLC at the time of the exchanges, and this value may fluctuate over time;

•
the price of our Class A common stock at the time of exchanges of Class B common units (together with an equal number of shares of our Class B common stock) for shares of our Class A common stock-the increase in our share of the basis in the assets of Evolent Health LLC, as well as the increase in any tax deductions, will be related to the price of our Class A common stock at the time of these exchanges;

•	the tax rates in effect at the time we use the increased amortization and depreciation deductions or realize other tax benefits;

•	any limitation on our utilization of the net operating losses formerly held by Evolent Health Holdings, Inc. or an affiliate of TPG under Section 382 of the Code; and

•	the amount, character and timing of our taxable income.

We are required under the tax receivables agreement to pay 85% of the tax savings, described above, if any, as and if realized. Except in certain circumstances, if in a given taxable year we do not have taxable income, before taking into account any tax benefits subject to the tax receivables agreement, we will not be required to make payments under the agreement for that taxable year because no tax savings will have been realized.

The payments that we make under the tax receivables agreement could be substantial. Assuming no material changes in relevant tax law and based on our current operating plan and other assumptions, including our estimate of the tax basis of our assets as of the date of the offering reorganization, if all of the outstanding Class B common units were acquired by us in taxable transactions on April 17, 2018 for a price of $16.50 per Class B common unit, we estimate that the total amount that we would be required to pay under the tax receivables agreement could be approximately $106.8 million. This estimated amount includes (i) approximately $16.9 million of potential future payments under the tax receivables agreement related to the future utilization of the pre-IPO NOLs described above and (ii) approximately $86.5 million related to the tax basis step-up of the assets of Evolent Health LLC in connection with the exchanges that occurred in 2016, 2017 and 2018. The actual amount we will be required to pay under the tax receivables agreement may be materially greater than these hypothetical amounts, as potential future payments will vary depending on a number of factors, including those listed above. The obligations under the tax receivables agreement are obligations of Evolent Health, Inc. and not obligations of Evolent Health LLC. Payments under the tax receivables agreement are generally due within a specified period of time following the filing of our tax return for the taxable year with respect to which the payment obligation arises, but interest on such payments will begin to accrue at a rate of LIBOR plus 100 basis points from the due date (without extensions) of such tax return. Late payments will generally accrue interest at a rate of LIBOR plus 500 basis points.

The tax receivables agreement provides that upon certain changes of control, or if, at any time, we elect an early termination of the tax receivables agreement or are in material breach of our obligations under the tax receivables agreement, we would be required to make an immediate payment equal to the present value of the anticipated future tax benefits to the existing holders of Class B common units and the former stockholders of Evolent Health Holdings, Inc. Such payment would be based on certain valuation assumptions and deemed events set forth in the tax receivables agreement, including the assumptions that we have sufficient taxable income to fully utilize such tax benefits. The benefits would be payable even though, in certain circumstances, no Class B common units are actually exchanged for our Class A common stock and no net operating losses would actually be used at the time of the accelerated payment under the tax receivables agreement. Accordingly, payments under the tax receivables agreement may be made years in advance of the actual realization, if any, of the anticipated future tax benefits and may be significantly greater than the benefits we realize in respect of the tax attributes subject to the tax receivables agreement.

Were the IRS to successfully challenge the tax basis increases or the existence or amount of net operating losses described above, we would not be reimbursed for any payments previously made under the tax receivables agreement, but future payments under the tax receivables agreement, if any, would be netted against any unreimbursed payments to reflect the result of any such successful challenge by the IRS. As a result, we could make payments under the tax receivables agreement in excess of our actual cash savings in income tax.

Stockholders agreement

In connection with our initial public offering, we entered into a stockholders agreement with TPG, UPMC and The Advisory Board. The stockholders agreement contains provisions related to the composition of our Board, the committees of our Board and our corporate governance. Under the stockholders agreement, for so long as each of TPG, UPMC and The Advisory Board owns or owned at least 40% of the shares of common stock held by it following the completion of our initial public offering, such stockholder will be or was entitled to nominate two directors to serve on our Board. When such stockholder owns less than 40%

but at least 5% of the shares of common stock held by it following the completion of our initial public offering, such stockholder will be entitled to nominate one director to serve on our Board. As of April 17, 2018, TPG and The Advisory Board each owned less than 40% but at least 5% of their respective shares of common stock held following the completion of our initial public offering, and UPMC owned more than 40%. TPG, UPMC and The Advisory Board have agreed in the stockholders agreement to vote for each other’s board nominees. Pursuant to these provisions, TPG has designated Matthew Hobart and Norman Payson, MD, UPMC has designated Diane Holder and David Farner, and The Advisory Board has designated Michael D’Amato.

The stockholders agreement provides that each of TPG, The Advisory Board and UPMC and their respective affiliates (including, in the case of The Advisory Board, its parent company, UnitedHealth Group Incorporated) will not have any duty to refrain from (1) engaging, directly or indirectly, in the same or similar business activities or lines of business as us, including those business activities or lines of business deemed to be competing with us, or (2) doing business with any of our clients, customers or vendors. In the event that TPG, The Advisory Board or UPMC or any of their respective affiliates acquires knowledge of a potential business opportunity which may be a corporate opportunity of us, they will have no duty to communicate or offer such corporate opportunity to us. The stockholders agreement prohibits certain business combination transactions in which our Class A common stock is exchanged for consideration unless each holder of shares of Class A common stock or Class B common stock is allowed to participate equally in the transaction as if the Class B common stock, together with the corresponding number of Class B units, had been exchanged for shares of Class A common stock pursuant to the exchange agreement immediately prior to the transaction.

Registration rights agreement

In connection with our initial public offering, we entered into a registration rights agreement with TPG, UPMC, The Advisory Board and another investor to register for sale under the Securities Act shares of our Class A common stock, including those delivered in exchange for Class B common units in the circumstances described above. Subject to certain conditions and limitations, this agreement provides TPG, The Advisory Board, UPMC and such other investor with certain registration rights as described below.

Pursuant to the registration rights agreement, we registered the potential resale of all the shares of Class A common stock entitled to these registration rights, including such shares reserved for potential exchange in the future for Class B common units, on our Registration Statement on Form S-3, File No. 333-212709, initially filed on July 28, 2016, and declared effective on August 12, 2016.

Piggyback registration rights

If we propose to register any shares of our equity securities under the Securities Act either for our own account or for the account of any other person, then TPG, The Advisory Board, UPMC and Ptolemy Capital, LLC will be entitled to notice of the registration and will be entitled to include their shares of Class A common stock in the registration statement. These piggyback registration rights are subject to specified conditions and limitations, including the right of the underwriters, if any, to limit the number of shares included in any such registration under specified circumstances.

Shelf registration rights

The registration rights agreement granted TPG, The Advisory Board and UPMC the right to have their shares of Class A common stock registered by us on a Form S-3 registration statement at our expense. In accordance with such rights, we have registered all such shares as described above.

In connection with rights of the stockholders party to the registration rights agreement, in March 2017, the Company completed a secondary offering of 8.6 million shares of its Class A common stock. The underwriters purchased the shares from the selling stockholders at a price of $19.53 per share (the “March 2017 Secondary Offering”). The shares sold in the March 2017 Secondary Offering were sold by certain affiliates of TPG, The Advisory Board, UPMC, Ptolemy Capital, LLC (together, the “Investor

Stockholders”). The Company did not receive any proceeds from the sale of the shares. The shares sold in the offering consisted of 3.6 million existing shares of the Company’s Class A common stock owned and held by the Investor Stockholders and 5.0 million newly-issued shares of the Company’s Class A common stock received by certain Investor Stockholders pursuant to the exercise of an existing exchange right under the Exchange Agreement. Also in connection with rights of the stockholders party to the registration rights agreement, in May 2017, the Company completed a secondary offering of 7.0 million shares of its Class A common stock at a price to the underwriters of $24.30 per share (the “May 2017 Secondary Offering”). The shares were sold by the Investor Stockholders and certain management selling stockholders. The shares sold in the May 2017 Secondary Offering consisted of 3.1 million existing shares of the Company’s Class A common stock owned and held by the Selling Stockholders and 3.9 million newly-issued shares of the Company’s Class A common stock received by certain Investor Stockholders pursuant to Class B Exchanges and certain management selling stockholders in connection with the exercise of outstanding options.

Also in connection with rights of the stockholders party to the registration rights agreement, in June 2017, the Company completed a secondary offering of 4.5 million shares of its Class A common stock at a price to the underwriters of $25.87 per share (the “June 2017 Secondary Offering”). The shares sold in the June 2017 Secondary Offering consisted of 0.7 million existing shares of the Company’s Class A common stock owned and held by certain Investor Stockholders and 3.8 million newly-issued shares of the Company’s Class A common stock received by certain Investor Stockholders pursuant to Class B Exchanges under the Exchange Agreement.

As a result of the Class B Exchanges in connection with the March 2017 Secondary Offering, the May 2017 Secondary Offering and the June 2017 Secondary Offering, and Evolent Health LLC’s cancellation of the Class B units, the company’s economic interest in Evolent Health LLC increased from 77.4% prior to the March 2017 Secondary Offering to 96.1% immediately following the June 2017 Secondary Offering.

Expenses and indemnification

We will pay all expenses relating to any demand, piggyback or shelf registration, other than underwriting discounts and commissions and any transfer taxes, subject to specified conditions and limitations. Pursuant to the terms of the registration rights agreement, we paid $1.5 million in expenses related to the March 2017 Secondary Offering, the May 2017 Secondary Offering and the June 2017 Secondary Offering. The registration rights agreement includes customary indemnification provisions, including indemnification of the participating holders of shares of Class A common stock and their directors, officers and employees by us for any losses, claims, damages or liabilities in respect thereof and expenses to which such holders may become subject under the Securities Act, state law or otherwise.

Termination of registration rights

The registration rights granted under the registration rights agreement will terminate upon the date the holders of shares that are a party thereto no longer hold any such shares that are entitled to registration rights.

Other relationships

Consulting agreement

On March 12, 2014, we entered into a consulting agreement with NCP, Inc., which is an entity controlled by a member of our Board, Norman Payson, MD, pursuant to which NCP, Inc. agreed to provide certain consulting and advisory services to us. Pursuant to this consulting agreement, NCP, Inc. receives an annual fee of $0.2 million, plus reimbursement of business expenses.

Commercial agreements with certain investors

As described below, Evolent Health LLC is a party to various commercial agreements with UPMC, which beneficially owned approximately 8.6% of our outstanding Class A common stock as of April 17, 2018, and The Advisory Board, which beneficially owned approximately more than 5% of our outstanding Class A common stock and Class B common stock until March 1, 2018.

Services, reseller and non-competition agreements

The Company and UPMC are parties to a Reseller, Services and Non-Competition Agreement, dated August 31, 2011, which was amended and restated by the parties on June 27, 2013 (as amended through the date hereof, the “UPMC Reseller Agreement”). Under the terms of the UPMC Reseller Agreement, UPMC has appointed the Company as a non-exclusive reseller of certain UPMC third party administration services (“TPA”). The UPMC Reseller Agreement includes certain non-compete provisions applicable to the Company, including certain regional restrictions as well as restrictions prohibiting the Company from providing certain TPA services to a limited number of third parties for a certain period of time. Subject to these limitations, the Company is not otherwise restricted from providing TPA services to third parties. The UPMC Reseller Agreement also restricts UPMC’s right to sell certain products and services to certain Evolent Health LLC partners and certain prospective partners. UPMC and Evolent Health LLC have agreed to indemnify each other for any losses, including those relating to material breach of the UPMC Reseller Agreement. Each of UPMC and Evolent Health LLC may terminate the UPMC Reseller Agreement for cause, subject to a specified notice period. We had expenses attributable to UPMC of $2.7 million and $16.9 million under the UPMC Reseller Agreement during the three months ended March 31, 2018, and fiscal year ended December 31, 2017, respectively.

The Company and The Advisory Board were parties to a Services, Reseller, and Non-Competition Agreement, dated August 31, 2011, which was amended and restated by the parties on May 1, 2015, (as amended through the date hereof, the “Advisory Board Reseller Agreement”) that terminated on July 20, 2017. Under the terms of the Advisory Board Reseller Agreement, The Advisory Board had a right of first offer to provide certain specified services to Evolent Health LLC and Evolent Health LLC’s partners, including physician practice management consulting, services to optimize or implement a partner’s electronic medical records system and clinical documentation improvement services. The non-competition provision of The Advisory Board Reseller Agreement prohibits Evolent Health LLC from promoting, marketing, offering or selling, among other things, certain unbundled technology solutions, consulting services unless reasonably expected to lead to a long-term services contract or be part of a Blueprint engagement, or certain other services that are substantially similar to or competitive with certain Advisory Board services. Accordingly, that agreement prohibits us from selling software or technology services on a standalone basis, but permits us to sell such services if they are part of an integrated offering to our partners and such services account for no more than 50% of the aggregate revenue attributable to our partner during the term of the contract. The non-competition provision also prohibits The Advisory Board from offering certain products substantially similar to those offered by Evolent Health LLC to certain of our partners or prospective partners. These restrictions are in effect until the earlier of June 27, 2020 and the date on which The Advisory Board no longer holds shares of our common stock. The Advisory Board and Evolent Health LLC have agreed to indemnify each other for any losses, including those relating to material breach of The Advisory Board Reseller Agreement. We had expenses attributable to The Advisory Board of less than $0.1 million and $0.1 million under The Advisory Board Reseller Agreement during the three months ended March 31, 2018, and fiscal year ended December 31, 2017, respectively.

The Company and The Advisory Board entered into a Services Agreement on October 13, 2016, (“The Advisory Board Services Agreement”) pursuant to which the parties agreed to partner to provide certain services to build and operate an enterprise risk adjustment infrastructure for a customer of the Company. The parties have agreed to indemnify each other for certain losses in connection with The Advisory Board Services Agreement. Either party may terminate the agreement for cause, subject to specified notice periods. We incurred expenses of $0.5 million and $1.1 million under The Advisory Board Services Agreement during the three months ended March 31, 2018, and fiscal year ended December 31, 2017, respectively.

License agreements

In connection with its formation, Evolent Health LLC entered into an IP Agreement with UPMC (the “UPMC IP Agreement”), pursuant to which UPMC granted Evolent Health LLC a license to certain intellectual property, subject to certain time and use limitations, in exchange for its equity interest in Evolent Health LLC. UPMC and Evolent Health LLC have agreed to indemnify each other for any losses including those relating to material breach of the UPMC IP Agreement. The UPMC IP Agreement will terminate if we are acquired by specified entities, including certain competitors of UPMC, or upon material breach of the license granted therein.

In connection with its formation, Evolent Health LLC also entered into a Technology Agreement with UPMC (the “UPMC Technology Agreement”), pursuant to which UPMC granted to Evolent Health LLC a license to use and sublicense a technology platform developed by UPMC which enables the sharing of key, actionable information among hospitals, clinicians, health plan and other healthcare resources, subject to certain time and use limitations, in exchange for its equity interest in Evolent Health LLC. UPMC and Evolent Health LLC have agreed to indemnify each other for any losses including those relating to material breach of the UPMC Technology Agreement. The UPMC Technology Agreement will terminate if we are acquired by specified entities, including certain competitors of UPMC, or upon material breach of the license granted therein.

In addition, in connection with its formation, Evolent Health LLC entered into an IP Agreement with The Advisory Board (“The Advisory Board IP Agreement”), pursuant to which The Advisory Board granted Evolent Health LLC a license to use, reproduce, modify and access a business plan and operating model designed and created by The Advisory Board for Evolent Health LLC, in exchange for its equity interest in Evolent Health LLC. The Advisory Board IP Agreement also grants Evolent Health LLC access to certain analysis, data and proprietary information of The Advisory Board, and provides Evolent Health LLC with a membership in The Advisory Board’s healthcare industry program, access to key Advisory Board personnel and assistance in its promotion and sales efforts. The Advisory Board and Evolent Health LLC have agreed to indemnify each other for any losses including those relating to material breach of The Advisory Board IP Agreement. The Advisory Board IP Agreement will terminate upon material breach of the license granted therein.

Valence acquisition

In conjunction with our acquisition of Valence Health, Inc., a Delaware corporation (“Valence”) on October 3, 2016, we entered a Master Service Agreement (the “MSA”), as well as a Transition Service Agreement (the “TSA”) with Cicerone Health, the surviving Valence Health, Inc. state insurance cooperative business not acquired by the Company (“CHS”). Under the MSA, the Company has agreed to provide service information technology, system configuration and medical management services to CHS’s state insurance cooperative clients until December 31, 2018. Under the TSA, the Company provided back-office information technology support to CHS and CHS provide back office finance and human resources support to the Company until December 31, 2017. Total revenues and expenses attributable to CHS, an entity in which North Bridge Growth Equity I, L.P. (a former Valence stockholder which owned more than 5% of our Class A common stock during 2017) owns an interest, under the TSA in fiscal 2017 were less than $0.1 million. Total revenues attributable to CHS under the MSA in the three months ended March 31, 2018, and in fiscal year ended December 31, 2017 were $2.8 million and $17.2 million, respectively.

Other transactions

From time to time, we have engaged in equity and debt financing transactions with our existing investors, including TPG and UPMC and from time to time we consider engaging in such transactions in the future.

We have an agreement with Health Fidelity, Inc., an entity in which UPMC holds an interest, under which Health Fidelity, Inc. provides certain risk adjustment software services to us in the ordinary course of business. Total expenses attributable to Health Fidelity, Inc. in the three months ended March 31, 2018, and in fiscal year ended December 31, 2017 were less than $0.1 million and $5.3 million, respectively.

Indemnification of directors and officers

Our second amended and restated by-laws provide that we will indemnify and advance expenses to our directors and officers to the fullest extent permitted by the DGCL. In addition, our second amended and restated certificate of incorporation provides that our directors will not be liable for monetary damages for breach of fiduciary duty, except as otherwise prohibited under the DGCL.

We have entered into customary indemnification agreements with each of our directors and officers. The indemnification agreements provide the executive officers and directors with contractual rights to indemnification and expense reimbursement, to the fullest extent permitted under the DGCL. Our indemnification agreements also require us to advance expenses to our directors and officers as incurred in connection with legal proceedings against them for which they may be indemnified and that the rights conferred in the indemnification agreements are not exclusive.

There is no pending litigation or proceeding involving any of our directors or officers to which indemnification is being sought, and we are not aware of any pending litigation that may result in claims for indemnification by any director or officer.

Policies and procedures for related party transactions

Our Board has adopted a written policy for the review and approval or ratification of transactions involving related persons, which consist of directors, director nominees, executive officers, persons or entities known to the Company to be the beneficial owner of more than 5% of any outstanding class of the voting securities of the Company, or immediate family members or certain affiliated entities of any of the foregoing persons. Under authority delegated by the Board, the Audit Committee (or its Chair, under certain circumstances) is responsible for applying the policy with the assistance of the General Counsel or his or her designee (if any). Transactions covered by the policy consist of any financial transaction, arrangement or relationship or series of similar transactions, arrangements or relationships, in which: (i) the aggregate amount involved will or may be expected to exceed $120,000 since the beginning of the previous fiscal year; (ii) the Company is, will or may be expected to be a participant; and (iii) any related person has or will have a direct or indirect material interest.

The Audit Committee (or the Chair or other committee member as the case may be) may take into account such factors it deems appropriate in its determination to approve or ratify a transaction, which may include:

•	The extent of the related person’s interest in the transaction;

•	Whether the transaction would interfere with the objectivity and independence of any related person’s judgment or conduct in fulfilling his or her duties and responsibilities to the Company;

•	Whether the transaction is fair to the Company and on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances;

•	Whether the transaction is in the best interests of the Company and its stockholders;

•	Whether the transaction is consistent with any conflict of interest policy set forth in the Company’s Standards of Business Conduct and other policies; and

•
Whether in connection with any transaction involving a non-employee director or nominee for director, such transaction would compromise such director’s status as: (i) an independent director under the NYSE listing standards or our corporate governance policy; (ii) an “outside director” under Code Section 162(m) or a “non-employee director” under Rule 16b--3 under the Exchange Act, if such director serves on the Compensation Committee; or (iii) an independent director under Rule 10A-3 of the Exchange Act and the NYSE listing standards, if such director serves on the Audit Committee.

The Audit Committee (or the Chair as the case may be) may impose such conditions or guidelines as it determines appropriate with respect to any related person transaction it approves or ratifies, including, but not limited to:

•	Conditions relating to ongoing reporting to the Audit Committee and other internal reporting;

•	Limitations on the dollar amount of the transaction;

•	Limitations on the duration of the transaction or the Audit Committee’s approval of the transaction; and

•	Other conditions for the protection of the Company and to avoid conferring an improper benefit, or creating the appearance of a conflict of interest.

OTHER MATTERS

Solicitation of Proxies

We will pay the cost of solicitation of proxies. Our directors, officers and employees may solicit proxies personally, by telephone, via the Internet or by mail without additional compensation for such activities. We also will request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send a proxy statement to and obtain proxies from such beneficial owners. We will reimburse such holders for their reasonable expenses. No arrangements or contracts have been made with any solicitors as of the date of this proxy statement, although we reserve the right to engage solicitors if we deem them necessary.

Stockholder Proposals

If any stockholder wishes to propose a matter for consideration at our 2019 annual meeting of stockholders, the proposal should be mailed by certified mail return receipt requested to our Secretary at Evolent Health, Inc., 800 N. Glebe Road, Suite 500, Arlington, VA 22203. To be eligible under the SEC’s stockholder proposal rule (Rule 14a-8 of the Exchange Act) for inclusion in our 2019 annual meeting proxy statement and form of proxy, a proposal must be received by our Secretary on or before the close of business on December 28, 2018. In addition, our second amended and restated by-laws require advance notice of stockholder proposals to be brought before a stockholders meeting (other than proposals under Rule 14a-8), including nominations of persons for election as directors. To be timely, notice to our Secretary must be received at our principal executive offices not less than 120 days nor more than 150 days prior to the anniversary date of the preceding year’s annual meeting and must contain specified information concerning the matters to be brought before such meeting and concerning the stockholder proposing such matters. Therefore, to be presented at our 2019 annual meeting, such a proposal must be received by the Company on or after January 14, 2019, but no later than February 13, 2019. If the date of the 2019 annual meeting is advanced by more than 30 days, or delayed by more than 30 days, from the anniversary date of the Annual Meeting, notice must be received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the 10th day following the day on which the public announcement of the date of such meeting is first made.

Attendance at the Meeting

All stockholders of record of shares of Class A common stock and Class B common stock at the close of business on the record date, or their designated proxies, are authorized to attend the Annual Meeting. If you are not a stockholder of record but hold shares through a broker, bank or other nominee, you should provide proof of beneficial ownership as of the record date, such as an account statement reflecting your stock ownership as of the record date, a copy of the voting instruction card provided by your broker, bank or other nominee, or other similar evidence of ownership. If you do not have proof of ownership, you may not be admitted to the Annual Meeting. Each stockholder and proxy may be asked to present a valid government-issued photo identification, such as a driver’s license or passport, before being admitted. Cameras, recording devices and other electronic devices will not be permitted, and attendees may be subject to security inspections and other security precautions.

Householding of Proxy Materials

SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single copy of the proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” provides cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement, notice of internet availability and annual report to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive separate proxy materials in the future, or if you and other stockholders sharing your address are receiving multiple copies of the proxy materials and you would like to receive only a single copy of such materials in the future, please notify your broker, or notify us by writing to our Secretary at Evolent Health, Inc., 800 N. Glebe Road, Suite 500, Arlington, VA 22203, or via phone at 1-844-246-2928. If you share an address with another stockholder and have received only one set of this year’s proxy materials and you wish to receive a separate copy, please notify us by writing to our Secretary at Evolent Health, Inc., 800 N. Glebe Road, Suite 500, Arlington, VA 22203, or via phone at 1-844-246-2928 and we will deliver a separate copy to you promptly.

Other Matters

The Board does not know of any matters other than those described in this proxy statement that will be presented for action at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders.

By Order of our Board of Directors,

Jonathan D. Weinberg
General Counsel and Secretary

Arlington, VA
April 27, 2018

[THIS PAGE INTENTIONALLY LEFT BLANK]

APPENDIX A - USE OF NON-GAAP FINANCIAL METRICS

In addition to disclosing financial results that are determined in accordance with GAAP, we present and discuss Adjusted Revenue and Adjusted EBITDA, which are non-GAAP financial measures, as supplemental measures to help investors evaluate our fundamental operational performance. Adjusted Revenue is defined as the sum of Adjusted Transformation Revenue and Adjusted Platform and Operations Revenue. Adjusted Transformation Revenue and Adjusted Platform and Operations Revenue are defined as transformation revenue and platform and operations revenue, respectively, adjusted to exclude the impact of purchase accounting adjustments. Management uses Adjusted Revenue as a supplemental performance measure because it reflects a more complete view of our operational results. The measure is also useful to investors because it reflects the view of our operational performance in line with how management generates the Company’s long term forecasts.

Adjusted EBITDA is defined as EBITDA (net income (loss) attributable to Evolent Health, Inc. before interest income, interest expense, (provision) benefit for income taxes, depreciation and amortization expenses), adjusted to exclude goodwill impairment, (gain) loss on change in fair value of contingent consideration, income (loss) from equity affiliates, other income (expense), net, net (income) loss attributable to noncontrolling interests, purchase accounting adjustments, stock-based compensation expenses, transaction costs related to acquisitions and business combinations, as well as other one-time adjustments. Management uses Adjusted EBITDA as a supplemental performance measure because the removal of transaction costs, one-time or non-cash items (depreciation, amortization and stock-based compensation expenses) allows us to focus on operational performance. We believe that this measure is also useful to investors because it allows further insight into the period over period operational performance in a manner that is comparable to other organizations in our industry and in the market in general.

These adjusted measures do not represent and should not be considered as alternatives to GAAP measurements, and our calculations thereof may not be comparable to similarly entitled measures reported by other companies. A reconciliation of these adjusted measures to their most comparable GAAP financial measures is presented in the tables below. We believe these measures are useful across time in evaluating our fundamental core operating performance.

Evolent Health, Inc. reconciliation of Adjusted Revenue to Revenue

(in thousands)	Evolent			Evolent
	Health, Inc.			Health, Inc.
	as Reported	Adjustments		as Adjusted
2017
Transformation revenue	$29,466	$—		$29,466
Platform and operations revenue	405,484	1,467	(1)	406,951
Total revenue	$434,950	$1,467		$436,417

2016
Transformation revenue	$38,320	$114	(2)	$38,434
Platform and operations revenue	215,868	1,976	(2)	217,844
Total revenue	$254,188	$2,090		$256,278

(1) Adjustments to platform and operations revenue include deferred revenue purchase accounting adjustments of approximately $1.5 million for the year ended December 31, 2017, resulting from our acquisitions and business combinations.
(2) We recorded deferred revenue adjustments of approximately $2.0 million to platform and operations revenue during 2016, related to purchase accounting adjustments from the Valence Health, Inc. and Aldera Holdings, Inc. acquisitions. As part of the Reorganization and as a result of gaining control of Evolent Health LLC, we recorded the fair value of deferred revenue resulting in a $4.9 million reduction to the book value. This resulted in adjustments of approximately $0.1 million to transformation revenue for the year ended December 31, 2016, related to purchase accounting adjustments which reflect the portion of the adjustment that would have been recognized in that period.

Evolent Health, Inc. reconciliation of Adjusted EBITDA to Net Income (Loss) Attributable to Evolent Health, Inc.

(in thousands)	For the Years Ended
	December 31,
	2017	2016
Net Income (Loss) Attributable to
Evolent Health, Inc.	$(60,665)	$(159,742)
Less:
Interest income	1,656	970
Interest expense	(3,636)	(247)
Benefit for income taxes	6,637	10,755
Depreciation and amortization expenses	(32,368)	(17,224)
EBITDA	(32,954)	(153,996)
Less:
Goodwill impairment	—	(160,600)
Loss from equity affiliates	(1,755)	(841)
(Loss) gain on change in fair value
of contingent consideration	(400)	2,086
Impact of lease abandonment	—	(6,456)
Other income (expense), net	171	4
Net loss attributable to
non-controlling interests	9,102	67,036
Purchase accounting adjustments	(1,467)	(2,090)
Stock-based compensation expense	(20,437)	(22,501)
Transaction costs	(15,964)	(9,227)
Adjusted EBITDA	$(2,204)	$(21,407)

APPENDIX B - AMENDMENT TO THE
EVOLENT HEALTH, INC.
2015 OMNIBUS INCENTIVE COMPENSATION PLAN

This Amendment (this “Amendment”) to the Evolent Health, Inc. (the “Company”) 2015 Omnibus Incentive Compensation Plan (the “2015 Plan”), which was previously adopted by the Board of Directors of the Company (the “Board”) on May 1, 2015, is dated April 18, 2018, and shall become effective upon approval of the Amendment by the stockholders of the Company. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the 2015 Plan.

WHEREAS, the Company maintains the 2015 Plan for the benefit of its directors, employees, officers and consultants;

WHEREAS, pursuant to Section 7 of the 2015 Plan, the Board is authorized to amend the 2015 Plan, provided that any such amendment that increases the Plan Share Limit or the Plan ISO Limit may only be effective upon the approval of the stockholders of the Company; and

WHEREAS, the Board has determined that it is in the best interests of the Company to amend the 2015 Plan to (i) change the definition of “Unrestricted Pool” to mean five percent (5%) of the Plan Share Limit, (ii) increase the Plan Share Limit to 10,525,000 Shares, (iii) increase the Plan ISO Limit to 10,525,000 Shares, (iv) provide that the minimum vesting period of 12 months is applicable to all Awards, except for Awards relating to a number of Shares not to exceed the Unrestricted Pool, subject to any accelerated vesting otherwise permitted by the terms of the 2015 Plan and (v) provide that dividends and dividend equivalents in respect of any Award (including any performance-based award) shall only be paid or vested to the extent that the applicable vesting criteria have been satisfied.

NOW, THEREFORE, BE IT RESOLVED, effective upon approval by the stockholders of the Company at the 2018 annual meeting of stockholders, the 2015 Plan shall be amended as follows:

1.    The definition of “Unrestricted Pool” in Section 2 of the Plan shall be deleted in its entirety and replaced with the following:

“Unrestricted Pool” means five percent (5%) of the Plan Share Limit (as defined in Section 4).

2.    Section 3(b)(v) of the 2015 Plan shall be deleted in its entirety and replaced with the following:

“(v) determine the vesting schedules of Awards (which, except for Awards relating to a number of Shares not to exceed the Unrestricted Pool, shall provide for full vesting no earlier than 12 months after the applicable grant date, subject to any accelerated vesting or exercisability, as applicable, otherwise permitted by the terms of the Plan) and, if certain performance criteria must be attained in order for an Award to vest or be settled or paid, establish such performance criteria and certify whether, and to what extent, such performance criteria have been attained”

3.     Section 4(a)(i) of the 2015 Plan shall be deleted in its entirety and replaced with the following:

“(i) Subject to adjustment as provided in Section 4(b), the maximum aggregate number of Shares that may be delivered pursuant to Awards granted under the Plan, shall be equal to 10,525,000 (the “Plan Share Limit”).”

4.    The last sentence of Section 4(a)(ii) of the 2015 Plan shall be deleted in its entirety and replaced with the following:

“Subject to adjustment as provided in Section 4(b), the maximum aggregate number of Shares that may be delivered pursuant to Incentive Stock Options granted under the Plan, shall be equal to 10,525,000 (the “Plan ISO Limit”).”

5.    Section 6(i) of the 2015 Plan shall be deleted in its entirety and replaced with the following:

“(i) Dividends and Dividend Equivalents. In the sole and plenary discretion of the Committee, an Award, other than an Option, SAR or Cash Incentive Award, may provide the Participant with dividends or dividend equivalents, payable in cash, Shares, other securities, other Awards or other property, on a current or deferred basis, on such terms and conditions as may be determined by the Committee in its sole and plenary discretion, including (i) payment directly to the Participant, (ii) withholding of such amounts by the Company subject to vesting of the Award or (iii) reinvestment in additional Shares, Restricted Shares or other Awards; provided, however, that a Participant shall be eligible to receive dividends or dividend equivalents in respect of any such Award only to the extent that the applicable vesting criteria for such Award have been satisfied and in the case of any Performance Compensation Award or other performance-based Award that is payable upon the achievement of Performance Goals, (A) the Performance Goals for the relevant Performance Period are achieved and (B) the Performance Formula as applied against such Performance Goals determines that all or some portion of such Award has been earned for such Performance Period.”

6.    In all other respects, the 2015 Plan shall remain unchanged except as set forth in this Amendment.

[Signature Page Immediately Follows]

IN WITNESS WHEREOF, the Company has executed the Amendment as of the date first written above.

Evolent Health, Inc.,
by

Name:
Title:

0

# EVOLENT HEALTH, INC.

**Proxy for Annual Meeting of Stockholders on June 13, 2018**

**Solicited on Behalf of the Board of Directors**

The undersigned hereby appoints Jonathan D. Weinberg, with full power of substitution, with the powers the undersigned would possess if personally present, to vote, as designated on the reverse side of this form and, in his discretion, to vote upon such other business as may properly come before such meeting, all shares of Common Stock of the undersigned in Evolent Health, Inc. the "Company" at the Annual Meeting of Stockholders of the Company to be held on June 13, 2018 at 10:00 a.m. local time, at the Company's headquarters, 800 N. Glebe Road, Suite 500, Arlington, VA 22203, and at any adjournments or postponements thereof.

**This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.**

**(Continued and to be signed on the reverse side.)**

1.1 14475

ANNUAL MEETING OF STOCKHOLDERS OF

# EVOLENT HEALTH, INC.

**June 13, 2018**

## PROXY VOTING INSTRUCTIONS

**INTERNET** - Access "**www.voteproxy.com**" and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

Vote online until 11:59 PM EST, June 12, 2018.

**MAIL** - Sign, date and mail your proxy card in the envelope provided as soon as possible.

**IN PERSON** - You may vote your shares in person by attending the Annual Meeting.

**GO GREEN** - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

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| COMPANY NUMBER | |
| ACCOUNT NUMBER | |
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**NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS:**
The Notice of Meeting, proxy statement and proxy card are available at http://ir.evolenthealth.com/Annual-Reports-Proxy-Statements

Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet.

00033333030304000000 6 061318

**THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS YOU VOTE "FOR" ALL NOMINEES IN THE ELECTION OF THE CLASS III DIRECTORS, "FOR" PROPOSALS 2, 3, AND 4 AND UNANIMOUSLY RECOMMENDS YOU VOTE 1 YEAR ON PROPOSAL 5. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒**

| | FOR | AGAINST | ABSTAIN |
|---|---|---|---|
| 1. Election of Class III Directors: | | | |
| a) Bruce Felt | ☐ | ☐ | ☐ |
| b) Kenneth Samet | ☐ | ☐ | ☐ |
| c) Cheryl Scott | ☐ | ☐ | ☐ |
| d) Frank Williams | ☐ | ☐ | ☐ |
| 2. Proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018. | ☐ | ☐ | ☐ |
| 3. Proposal to approve an amendment of the Evolent Health, Inc. 2015 Omnibus Incentive Compensation Plan. | ☐ | ☐ | ☐ |
| 4. Proposal to approve the compensation of our named executive officers for 2017 on an advisory basis. | ☐ | ☐ | ☐ |

| | 1 year | 2 years | 3 years | ABSTAIN |
|---|---|---|---|---|
| 5. Proposal to approve the selection of the frequency of future advisory votes on executive compensation on an advisory basis. | ☐ | ☐ | ☐ | ☐ |

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

This section must be completed for your vote to be counted. Date and Sign Below.

Signature of Stockholder ________ Date: ________ Signature of Stockholder ________ Date: ________

**Note:** Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.